Exhibit 10.11
Eversheds B.V. De Cuserstraat 85a 1081 CN Amsterdam Postbus/PO Box 7902 1008 AC Amsterdam Netherlands T: +31 20 5600 600 F: +31 20 5600 500 eversheds.nl

Dated: 20 August 2015

Merus B.V.

All Shareholders of Merus B.V.

and

Mr. T. Logtenberg

SHAREHOLDERS’ AGREEMENT

Contents

Clause		Page
1	DEFINITIONS AND OTHER RULES OF CONSTRUCTION	5

2	ARTICLES. OWNERSHIP STRUCTURE	5

3	CAPITAL AND SHARES	6

4	USE OF PROCEEDS. DIVIDEND POLICY	12

5	ISSUE OF SHARES. PRE-EMPTIVE RIGHTS	12

6	TRANSFER OF SHARES	13

7	MANAGEMENT BOARD	18

8	SUPERVISORY BOARD	22

9	GENERAL MEETING	25

10	REGISTRATION RIGHTS.	27

11	EMPLOYEE STOCK OPTION PLAN AND OTHER MATTERS	28

12	VARIOUS	29

Schedules

Schedule 1.1	: Definitions
Schedule 2.1	: Amendment Deed
Schedule 2.3	: Capitalization table
Schedule 4.1	: Business plan
Schedule 7.1	: Management rights letter
Schedule 11.1a	: ESOP
Schedule 12.1a	: FCPA Certification form
Schedule 12.1b	: ROFN Letter Agreement and nomination letter

SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of 20 August 2015.

Between:

(1)	Merus B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat in Utrecht, The Netherlands, with address Padualaan 8, postvak 133, 3584 CH Utrecht, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 30189136 (the “Company”);

(2)	Sofinnova Venture Partners IX, L.P., a limited partnership organized and existing under the laws of the state of Delaware in the United States of America, having its business offices at 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025 (“Sofinnova”);

(3)	Novo A/S, a limited liability company organized and existing under the laws of Denmark, with its registered address at Tuborg Havnevej 19, 2900 Hellerup, Denmark (“Novo”);

(4)	Baker Brothers Life Sciences, L.P., a limited partnership under the laws of the state of Delaware, having its place of business at 667 Madison Avenue, 21st Floor, New York, NY 10065, United States of America (“Baker Life Sciences”);

(5)	667, L.P., a limited partnership under the laws of the state of Delaware, having its place of business at 667 Madison Avenue, 21st Floor, New York, NY 10065, United States of America (“Baker 667”);

(6)	RA Capital Healthcare Fund, L.P., a limited liability company organized and existing under the laws of the United States of America, having its business offices at 20 Park Plaza, Suite 1200, Boston, MA 02116 (“RA Capital”);

(7)	Blackwell Partners LLC - Series A, a limited liability company organized and existing under the laws of the United States of America, with an address for notice purposes of 20 Park Plaza, Suite 1200, Boston, MA 02116 (“Blackwell Partners”);

(8)	Tekla Healthcare Investors, a registered investment company under the Investment Company Act of 1940 and incorporated under the laws of the Commonwealth of Massachusetts, having its place of business at 100 Federal Street, 19th Floor, Boston 02110 (“Tekla Healthcare”);

(9)	Tekla Life Sciences Investors, a registered investment company under the Investment Company Act of 1940 Act and incorporated under the laws of the Commonwealth of Massachusetts, having its place of business at 101 Federal Street, 19th Floor, Boston 02110 (“Tekla Life Sciences”);

(10)	Tekla World Healthcare Funds, a registered investment company under the Investment Company Act of 1940 Act and incorporated under the laws of the Commonwealth of Massachusetts, having its place of business at 102 Federal Street, 19th Floor, Boston 02110 (“Tekla World Healthcare”);

(11)	Rock Springs Capital Master Fund LP, an exempted limited partnership, organized under the laws of the Cayman Islands, having its registered office at 650 South Exeter Street, Suite 1070 Baltimore, MD 21202, United States of America (“Rock Springs”);

(12)	Johnson & Johnson Innovation – JJDC, Inc., a corporation organized and existing under the laws of New Jersey, United States of America, having its registered and business offices at 410 George Street, New Brunswick, NJ 08901 (“JJDC”);

(13)	Novartis Bioventures Ltd., a limited liability company organized and existing under the laws of Bermuda, having its registered and business offices at Canon’s Court, 22, Victoria Street, Hamilton, HM 12, Bermuda (“Novartis”);

(14)	Coöperatief LSP IV U.A., a co-operative (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands, with its seat in Amsterdam, The Netherlands, with address at Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 34329760 (“LSP”);

(15)	Bay City Capital Coöperatief U.A., a co-operative (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands, with its seat in Amsterdam, The Netherlands, with address at De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 34376064 (“BCC”);

(16)	Pfizer Inc., a corporation organized and existing under the laws of the state of Delaware in the United States of America, with its corporate seat in the state of Delaware, with address at 235 East 42nd Street, New York, NY 10017 (“Pfizer”);

(17)	Aglaia Oncology Fund B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat in Bilthoven, The Netherlands, with address Professor Bronkhorstlaan 10-92, 3723 MB Bilthoven, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 34202861 (“Aglaia”);

(18)	Aglaia Oncology Seed Fund B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat in Bilthoven, The Netherlands, with address Professor Bronkhorstlaan 10-92, 3723 MB Bilthoven, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 34229600 (“Aglaia Seed”);

(19)	BioPhrase B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat in Werkhoven, The Netherlands, with address Koningin Wilhelminalaan 22, 3972 EX Driebergen-Rijsenburg, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 30184039 (“BioPhrase”);

(20)	Crucell Holland B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat in Leiden, The Netherlands, with address Archimedesweg 4, 2333 CN Leiden, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 28074607 (“Crucell”);

(21)	Stichting Administratiekantoor Merus, a foundation (stichting) organized and existing under the laws of the Netherlands, with its seat in Utrecht, The Netherlands, with address Padualaan 8, postvak 133, 3584 CH Utrecht, The Netherlands, registered with the Trade Register of the Chamber of Commerce under file number 30249438 (“Stichting AK”); and

(22)	Ton Logtenberg, born in Geldrop on the 22nd day of July, 1958, residing at Koningin Wilhelminalaan 22, 3972 EX Driebergen-Rijsenburg, The Netherlands (“Logtenberg”);

All parties hereinafter collectively and individually referred to as: “Parties” and “Party” respectively. Baker Life Sciences and Baker 667 collectively also referred to as “Baker”. BioPhrase and Logtenberg collectively and individually also referred to as: “Founders” or “Founder” respectively.

WHEREAS:

(A)	The Company is involved in the discovery, development and commercialization of innovative human therapeutics antibodies, being the Oligoclonics™, Biclonics® and MeMo™ Technologies (the “Business”);

(B)	As per 20 August 2015, the relevant Parties have executed an agreement (the “Subscription Agreement”) with regard to, among other things, the issue of a first tranche (“First Tranche”) of Class C Shares (“First Tranche Shares”), as well as a second tranche (the “Second Tranche”) upon completion of certain milestones in accordance with the terms and conditions as reflected in the Subscription Agreement;

(C)	the Subscription Agreement replaces the tranches 6 and 7 of the subscription agreement dated 30 September 2013 (the “2013 Subscription Agreement”), whereby any and all rights and obligations of the Company and the Existing Investors related to the tranches 6 and 7 of the 2013 Subscription Agreement have ceased to be of any force or effect as of Completion and are replaced by the Subscription Agreement;

(D)	Pursuant to the Subscription Agreement, the parties thereto have, among other things, executed on the date hereof a notarial deed effectuating the issue of the First Tranche Shares as a result of which the Parties (with the exception of the Company itself, and Logtenberg) are the sole shareholders of the Company (the “Shareholders”);

(E)	This Agreement replaces the shareholders’ agreement dated 30 September 2013 (the “2013 Shareholders’ Agreement”), which is terminated prematurely and replaced in its entirety by this Agreement; and

(F)	The Parties now wish to set forth the terms and conditions between the Shareholders and the terms and conditions in relation to the operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, the Parties hereto hereby agree as follows:

1.	DEFINITIONS AND OTHER RULES OF CONSTRUCTION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the words and expressions shall have the meanings set out in Schedule 1.1.

1.2	Documents. References to any document, including this Agreement, are references to that document as amended, supplemented, novated or replaced from time to time.

1.3	Recitals, Clauses, Paragraphs and Schedules. References in this Agreement to Recitals, Clauses, Paragraphs and Schedules are to clauses and paragraphs in and recitals and schedules to this Agreement. The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	Headings. Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	ARTICLES. OWNERSHIP STRUCTURE

2.1	Articles of the Company

The articles of association of the Company as currently in force are set forth in a deed executed on the date hereof before mr. F. Volders, a civil law notary in Amsterdam, The Netherlands, or his deputy, substantially in accordance with the draft attached hereto as Schedule 2.1 (“Amendment Deed”). The articles of association of the Company as amended pursuant to the Amendment Deed will be referred to as the “New Articles”.

2.2	Existing subscription and purchase rights

The Parties acknowledge that the following rights to subscribe for or purchase shares in the capital of the Company or depositary receipts thereof exist after Completion (as defined in the Subscription Agreement):

•	pursuant to the ESOP, the Company has, after the issuance of the First Tranche Shares, a pool of Options of up to 2,206,919 Common Shares, of which a total of 693,898 Options were already granted to employees and remain outstanding, whilst a total of 1,513,021 Options are still available. Upon the completion of the Second Tranche, the number of Common Shares authorized to be issued under the ESOP will be 2,637,110, without any guaranteed minimum for any employee. The Common Shares that have or may be issued in connection with the ESOP will hereinafter be referred to as the “ESOP Shares”.

•	the right of the Investors (as defined in the Subscription Agreement) to acquire additional Class C Shares in the Second Tranche, subject to the terms and conditions set forth in the Subscription Agreement, at the issue price and consisting of a total number of Class C Shares as specified in clause 1 of the Subscription Agreement.

Each Party hereby agrees that the 2013 Shareholders Agreement shall cease to be of any further force or effect as of the date of this Agreement. Furthermore, to the extent necessary or required, the parties to the 2013 Shareholders Agreement hereby grant discharge to each other from any and all obligations and liabilities in relation to the 2013 Shareholders Agreement and hereby waive any rights they may have in relation to the 2013 Shareholders Agreement.

For the avoidance of doubt, the existing rights of Aglaia Seed as stated in this Shareholders Agreement shall not be diminished or affected in any way by Aglaia having effectively taken over the pro rata commitment part of Aglaia Seed for its own account in this Series C financing round (and Aglaia Seed not participating in the subscription for Class C Shares), including (without limitation) the Anti-Dilution Protection and the pre-emptive-rights.

Capitalization after completion of the First Tranche Shares and the Second Tranche Shares. The current capitalization of the Company (after the New Articles have come into force and the issue of the First Tranche Shares, the issue of the Second Tranche and if all ESOP Shares would have been issued, as well as the voting interests, are as set forth in the table in Schedule 2.3.

3.	CAPITAL AND SHARES

3.1	Type of shares

In accordance with the New Articles, the Company’s capital is divided into the following types of shares (hereinafter collectively and individually referred to as the “Shares” and the “Share” respectively):

•	the Common Shares;

•	the Class A Shares;

•	the Class B Shares; and

•	the Class C Shares.

each Share with a nominal value of EUR 0.05.

The Class A Shares, the Class B Shares and Class C Shares will jointly also be referred to as the “Preferred Shares”).

3.2	Rights attached to the Shares. Each Common Share shall entitle its holder to cast one vote. Each Preferred Share shall entitle the holder to cast a number of votes equal to the number of Common Shares issuable upon conversion of such Preferred Share at the time of such vote. The Common Shares and the Preferred Shares shall have the rights as allocated to them in this Agreement and the New Articles.

3.3	Special rights Preferred Shares.

3.3.1	Dividend rights

The Class C Shares shall have the dividend rights as set forth in the New Articles, meaning in summary that the issued Class C Shares will carry an annual cumulative preferred profit entitlement of 8% of the amount paid on such Shares (nominal value plus share premium). Said rights attached to the Class C Shares are at all times senior to any rights of the Class B Shares, Class A Shares and the Common Shares. After the Class C Shares have fully received the above cumulative preferred profit entitlement, the Class B Shares shall have the dividend rights as set forth in the New Articles, meaning in summary that the issued Class B Shares will carry an annual cumulative preferred profit entitlement of 8% of the amount paid on such Shares (nominal value plus share premium). Said rights attached to the Class B Shares are at all times senior to any rights of the Class A Shares and the Common Shares.

After the Class C Shares and Class B Shares have fully received the above cumulative preferred profit entitlement, the Class C Shares and Class B Shares shall participate in any other dividend distributions with the Class A Shares and Common Shares on an as-if converted basis (without any preferred dividend rights of the Class A Shares and the Common Shares).

For the avoidance of doubt, Parties acknowledge that as per the date hereof, the Class A Shares and the Common Shares shall have no accumulated dividend rights in relation to past periods and waive any preferred dividend rights they may have under documentation in effect prior to the date hereof.

All profits allocated to the Class C Shares, the Class B Shares, the Class A Shares and the Common Shares will be credited on separate profit reserves for such Shares. Without the prior written approval of the Preferred Supermajority (as defined below), no dividends will be paid on the Class A Shares and the Common Shares, so long as the Class C Shares and Class B Shares are outstanding. Furthermore, no dividends will be distributed to the Shareholders unless in accordance with Clauses 3.3.2 and 4.2.

Any of the foregoing dividends shall be payable (i) in cash, if and when declared by the Management Board, subject to the prior approval of the Preferred Majority, (ii) in kind upon any Liquidation Event (being in Shares of the relevant class of Shares on which the dividends have accrued), or (iii) in kind upon the occurrence of a conversion of Preferred Shares into Common Shares (except in case as a result of a Pay to Play).

3.3.2	Liquidation preference rights Preferred Shares

1. Class C Shares Liquidation Preference Rights

Exclusively upon the occurrence of any of the following events (each a “Liquidation Event”):

(i)	a liquidation, dissolution or the winding-up of the Company (“ontbinding”) or any other voluntary or involuntary dissolution of the Company; or

(ii)	a merger or other event pursuant to which the Shareholders will have less than 50% of the total voting power of the surviving or acquiring company; or

(iii)	a sale, lease transaction, transfer or other disposition of all Shares (including pursuant to the exercise of the drag-along right as referred to in Clause 6.5), or of all or substantially all of the Company’s assets, including, without limitation, the core intellectual property rights owned, co-owned or controlled by the Company, or the grant to a single third party of an exclusive (sub)license under such core intellectual property rights, the holders of Class C Shares (the “C-Shareholders”) shall first be entitled to receive in relation to each Class C Share an amount equal to the original issue price (which is the price per Share at which the relevant Tranche of Shares of the relevant class were originally issued, comprising of the formal nominal share capital plus share premium paid per Share (hereinafter the “Original Issue Price”)), as adjusted proportionately for, stock dividends, stock splits, combinations, recapitalizations and similar events, as well as for any share issue pursuant to the Anti-Dilution Protection described in Clause 3.3.4, if any, increased by the amount of any accrued or declared but unpaid dividends calculated from the date on which the payment has been made on the relevant Class C Shares until the date of the Liquidation Event (whereby such dividend will be paid in accordance with Clause 3.3.1) (“Class C Liquidation Proceeds”), payable in proportion to the Class C Liquidation Proceeds each such Class C Share is otherwise entitled to receive. For the avoidance of doubt, the Original Issue Price for the Class C Shares issued in the First Tranche shall be EUR 6.66 per Share, and the Original Issue Price for the Class C Shares issued in the Second Tranche shall be EUR 7.65 per Share, but in each case, could change in the future pursuant to adjustment for any recapitalization, stock split, stock dividend or the like (including Anti-Dilution Protection).

For the above calculation, interim payments (e.g. dividends and share premium repayments) made by the Company to the C-Shareholders shall be taken into account and be deemed to already form part thereof, so that these should be subtracted. For the avoidance of doubt, it is hereby confirmed and agreed that the calculation of the Class C Liquidation Proceeds shall be made separately for two Tranches of issue of the Class C Shares.

The C-Shareholders hereby in advance waive their right to any liquidation preference pursuant to this Clause 3.3.2 in the event that they, on an as-if-converted basis, would otherwise receive or have received, at the closing of such Liquidation Event or have received an amount greater than (i) three (3) times the Original Issue Price per Share (as adjusted proportionately for, stock dividends, stock splits, combinations, recapitalizations and similar events, as well as for any share issue pursuant to the Anti-Dilution Protection described in Clause 3.3.4, if any) plus (ii) any accrued or declared but unpaid dividends (together: the “C Cap”). For the sake of clarity, the C Cap thus increases each year with any accrued but unpaid dividends.

If no sufficient proceeds are available to fully pay the Class C Liquidation Proceeds, the available proceeds shall be paid to the C-Shareholders pro rata to the amounts that should have been paid if sufficient proceeds would be available.

2. Class B Shares Liquidation Preference Rights

After full payment of the Class C Liquidation Proceeds in accordance with the procedure set forth in Clause 3.3.2.1, the holders of Class B Shares (the “B-Shareholders”) shall be entitled to receive in relation to each Class B Share an amount equal to (a) one and a half (1.5) times the Original Issue Price, as adjusted proportionately for stock dividends, stock splits, combinations, recapitalizations and similar events, as well as for any share issue pursuant to the Anti-Dilution Protection described in Clause 3.3.4, if any, increased by an amount equal to one and a half times (1.5) the amount of any accrued or declared but unpaid dividends calculated from the date on which the payment has been made on the relevant Class B Shares until the date of the Liquidation Event (whereby such dividend will be paid in accordance with Clause 3.3.1) (“Class B Liquidation Proceeds”), payable in proportion to the Class B Liquidation Proceeds each such Class B Share is otherwise entitled to receive. For the avoidance of doubt, the Original Issue Price for all of the Class B Shares (including, without limitation, any Class B Shares issued up to the date hereof pursuant to the Anti-Dilution Protection described in Clause 3.3.4) shall be EUR 5.64 per share at the closing of the First Tranche, but could change in the future subject to adjustment for any recapitalization, stock split, stock dividend or the like (including anti-dilution protection).

For the above calculation, interim payments (e.g. dividends and share premium repayments) made by the Company to the B-Shareholders shall be taken into account and be deemed to already form part thereof, so that these should be subtracted. For the avoidance of doubt, it is hereby confirmed and agreed that the calculation of the Class B Liquidation Proceeds shall be made separately for any (tranche of) issue of Class B Shares.

The B-Shareholders hereby in advance waive their right to any liquidation preference pursuant to this Clause 3.3.2 in the event that they, on an as-if-converted basis, would otherwise receive or have received an amount greater than (i) four (4) times the Original Issue Price per Share (as adjusted proportionately for, stock dividends, stock splits, combinations, recapitalizations and similar events, as well as for any share issue pursuant to the Anti-Dilution Protection described in Clause 3.3.4, if any) plus (ii) any accrued or declared but unpaid dividends (together: the “B Cap”). For the sake of clarity, the B Cap thus increases each year with any accrued but unpaid dividends.

If no sufficient proceeds are available to fully pay the Class B Liquidation Proceeds after the Class C Liquidation Proceeds have been paid to the C-Shareholders in accordance with the procedure set forth in Clause 3.3.2.1, the remaining available proceeds shall be paid to the B-Shareholders pro rata to the amounts that should have been paid if sufficient proceeds would be available.

3. Class A Liquidation Preference Rights

After full payment of the Class C Liquidation Proceeds and Class B Liquidation Proceeds in accordance with the procedures set forth in Clauses 3.3.2.1 and 3.3.2.2, the holders of Class A Shares (the “A-Shareholders”) shall be entitled to receive, in preference over the holders of Common Shares (the “Common-Shareholders”), from the remaining proceeds (if any) an amount equal to one (1) time the Original Issue Price of the relevant Class A Shares, as adjusted proportionately for stock dividends, stock splits, combinations, recapitalizations and similar events (“Class A Liquidation Proceeds”), payable in proportion to the Class A Liquidation Proceeds each such Class A Share is otherwise entitled to receive. For the avoidance of doubt, the Original Issue Price per share (as adjusted proportionately for stock dividends, stock splits, combinations, recapitalizations and similar events) of (i) the 47,334 Class A Shares held by Aglaia shall be deemed to be EUR 7.50, (ii) the 36,496 Class A Shares held by BioPhrase shall be deemed to be EUR 2.74, and (iii) the 328,466 Class A Shares held by Aglaia Seed shall be deemed to be EUR 2.74.

The A-Shareholders hereby in advance waive their right to any liquidation preference pursuant to this Clause 3.3.2 in the event that they, on an as-if-converted basis, would otherwise receive or have received an amount greater than four (4) times the Original Issue Price per Share, as adjusted proportionately for, stock dividends, stock splits, combinations, recapitalizations and similar events (the “A Cap”). For the sake of clarity, the A Cap is a fixed amount that in contrast with the C Cap or B Cap is not subject to any possible increase.

If no sufficient proceeds are available to fully pay the Class A Liquidation Proceeds, the remaining available proceeds shall be paid to the A-Shareholders pro rata to the amounts that should have been paid if sufficient proceeds would be available.

4. Remaining Liquidation Proceeds

After full payment of the Class C Liquidation Proceeds, Class B Liquidation Proceeds and Class A Liquidation Proceeds, the Class C Shares, the Class B Shares and the Class A Shares shall participate with the Common Shares on an as-if-converted basis in the remaining liquidation proceeds.

3.3.3	Conversion rights

1. Conversion events

The issued Preferred Shares (together with any accrued but unpaid dividends) are convertible into Common Shares only.

Conversion may voluntarily occur at any time at the option of the Shareholder.

Conversion of the Preferred Shares (together with any accrued and unpaid dividends) shall mandatorily and automatically occur with regard to all the issued Preferred Shares, in any of the following events:

(i)	in the event of an underwritten public offering of the Common Shares on the NASDAQ Global Market, the NASDAQ Capital Market or the New York Stock Exchange with minimum aggregate proceeds to the Company of at least USD 50,000,000 at a price per Common Share not less than one and a half (1.5) times the Original Issue Price of the Class C Shares in relation the First Tranche or, if the Second Tranche has been consummated, the Original Issue Price of Class C Shares in relation to the Second Tranche, as adjusted proportionately for (a) stock dividends, stock splits, combinations, recapitalizations and similar events, and (b) any share issue pursuant to the Anti-Dilution Protection described in Clause 3.3.4, (“Qualifying IPO”); or

(ii)	the date upon which the Company obtains the vote or written consent of holders of at least 70% of the Preferred Shares, voting together as a single class (such approval being the “Preferred Majority”), which approval must also include the vote of either Sofinnova or Novo (together with the Preferred Majority, the “Preferred Supermajority”), to convert all (and not fewer than all) of the Preferred Shares into Common Shares and the Parties acknowledge that the conversion may also occur through a contribution in kind in the capital of a new company upon issuance of new shares in the new company, for example, for the effectuation of an underwritten public offering of the Common Shares (an “IPO”).

In addition, conversion of all Preferred Shares held by a Shareholder that does not fund its respective commitment set forth for such Shareholder in the table in Clause 1.1 of the Subscription Agreement under the heading “Tranche 2” when approved by the Investor Majority (as defined in and in accordance with the Subscription Agreement) shall mandatorily occur pursuant and in accordance with Clause 3.5 of the Subscription Agreement, such that all Preferred Shares held by such Shareholder shall convert into Common Shares in a ratio of one (1) Common Share for each five (5) Preferred Shares. For example, to effectuate the foregoing, such Shareholder shall be obliged to transfer the Shares to which such Shareholder is no longer entitled to the Company for no consideration.

2. (Adjustment of) Conversion Rate

The conversion shall take place at a rate (the “Conversion Rate”) calculated by dividing the Original Issue Price of the relevant Preferred Shares by the applicable conversion price (the “Conversion Price”). The Conversion Price shall be equal to the Original Issue Price of the relevant Preferred Shares, subject, however, to an adjustment in the following events:

•	any subdivision (stock split) or combination of Shares;

•	any distribution by the Company of a dividend in Shares to Shareholders;

•	all other events that are similar to the above events; and

•	in relation to the Class C Shares and the Class B Shares, in case the adjustment of the Conversion Price in connection with the Anti-Dilution Protection (set forth in the Clause 3.3.4 below) applies.

For the avoidance of doubt, as of the date hereof, (i) the Conversion Price for all of the Class A Shares shall be equal to the Original Issue Price for such Shares as described in

Clause 3.3.2.3 hereof, (ii) the Conversion Price for all of the Class B Shares (including, without limitation, any Class B Shares issued up to the date hereof pursuant to the Anti-Dilution Protection described in Clause 3.3.4) shall be EUR 5.64 per Share, (iii) the Conversion Price for the Class C Shares issued in the First Tranche shall be EUR 6.66 per Share, (iv) the Conversion Price for the Class C Shares issued in the Second Tranche shall be EUR 7.65 and no Conversion Price shall be adjusted as a result of any of the transactions contemplated by the Subscription Agreement.

If pursuant to an adjustment of the Conversion Price, a Shareholder is entitled to more Shares than originally held by such Shareholder and the reserves of the Company are not sufficient to fully pay up the additional Shares, the Shareholders shall effectuate a transfer of Shares among them in order to achieve the correct percentages of ownership. Furthermore, the Shareholders shall effectuate an amendment of the New Articles to the extent that such amendment should be required in order to create sufficient Shares as needed for the issue of the additional Shares.

3.3.4	Anti-dilution protection

1. General provisions

The C-Shareholders and B-Shareholders shall be protected against dilution of their shareholding in the Company on a full ratchet basis (“Anti-Dilution Protection”), such that in the event the Company issues additional shares or options or securities which are convertible into Shares against a price (the “Dilutive Price”) which is less than the applicable Original Issue Price of the Class C Shares and Class B Shares respectively issued in the relevant tranche or created pursuant to a particular conversion event, or, if applicable, the then valid Conversion Price of the relevant Preferred Shares, the C-Shareholders and/or B-Shareholders, as the case may be, shall be irrevocably entitled to a full ratchet anti-dilution scheme, reducing the Conversion Price of the relevant Class to the price at which the new shares are (to be) issued.

Instead of adjusting the Conversion Price, the majority of the Class C Meeting and/or Class B Meeting, as the case may be, participating in the dilutive issuance may decide to cause the Company (and all Shareholders will co-operate in such issuance) to issue, to all C-Shareholders and/or B-Shareholders, as the case may be, participating in the dilutive issuance, additional Shares of the same class as to which the Anti-Dilution Protection applies (with exclusion of any pre-emptive rights of all other Shareholders), to the extent that the Company is lawfully able to do so. The issue to the C-Shareholders and/or B-Shareholders shall occur by way of capitalization of the Company’s relevant share premium account or otherwise in accordance with all applicable laws and in a manner approved by the majority of the Class C Meeting and/or Class B Meeting, of such number of additional Shares of the relevant class, creating a similar anti-dilution protection as pursuant to adjustment of the Conversion Price (and the Original Issue Price and the Conversion Price of the applicable class of Shares will be appropriately adjusted). If the reserves of the Company are not sufficient to fully pay up the additional Shares to which the C-Shareholders and/or B-Shareholders are entitled, the Shareholders shall effectuate a transfer of Shares among them in order to achieve the correct percentages of ownership. Furthermore, the Shareholders shall effectuate an amendment of the New Articles to the extent that such amendment should be required in order to create sufficient Shares as needed for the share issue.

2. Exemptions. The Anti-Dilution Protection will not apply in the event of issuance of (i) securities issuable upon conversion of any of the Preferred Shares, or as a dividend or distribution on the Preferred Shares; (ii) Shares issuable upon a stock split, stock dividend, or any subdivision of Shares; (iii) Common Shares (or options to purchase Common Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to the ESOP (as referred to in Clause 11); (iv) no more than 10,000 Common Shares (or options to purchase Common Shares) issued to a financial institution in connection with equipment financing arrangements approved by Requisite Board Approval (as defined below); and (v) Common Shares (or options to purchase Common Shares) issued in connection with entering into acquisitions approved by Requisite Board Approval (the “Excluded Securities”). For purposes of this Agreement, “Requisite Board Approval” shall mean the votes of at least six (6) Supervisory Directors at such time as there are nine (9) Supervisory Directors and also the votes of at least five (5) Supervisory Directors, including at least one (1) Supervisory Director who is appointed by the Class A/B Meeting and one (1) Supervisory Director who is appointed by the Class C Meeting, at such time as there are eight (8) Supervisory Directors.

3. Pay to Play. In order to benefit from the Anti-Dilution Protection and if and to the extent Shares are made available for subscription by the C-Shareholders and/or B-Shareholders, such C-Shareholders and/or B-Shareholders are required to participate in any dilutive issuance to which the Anti-Dilution Protection applies in an amount equal to the amount made available for subscription by the C-Shareholder and/or B-Shareholders multiplied by a fraction, the numerator of which is the number of Class C Shares and/or Class B Shares held by such Shareholder that would benefit from the Anti-Dilution Protection and the denominator of which is all of the Preferred Shares of the Company. In the event and to the extent that a C-Shareholder and/or B-Shareholder fails to participate in accordance with the previous sentence, the Class C Shares and/or Class B Shares held by such Shareholder will automatically and proportionally, lose their Anti-Dilution Protection with respect to such dilutive issuance.

3.3.5	Redemption rights.

None of the Shareholders will have redemption rights.

4.	USE OF PROCEEDS. DIVIDEND POLICY

4.1	Use of proceeds. The Company will apply the net proceeds of the issue of Class C Shares in accordance with the Business Plan, attached hereto as Schedule 4.1.

4.2	Dividend policy. The Parties acknowledge that the Company may only distribute profits to the Shareholders provided that the Company has distributable reserves available for distribution in accordance with article 2:216 of the Netherlands Civil Code and if such distribution is consistent with the Company’s funding needs reflected in the Business Plan, as applicable at that time.

Note: This means that no distributions will be made that would require the Company to make use of the Second Tranche due to lack of sufficient financial means.

4.3	Except with respect to the cumulative preferred profit entitlement, which shall follow the provisions of the New Articles, distributions from equity may only be made pursuant to a resolution by the General Meeting, with the prior written approval of (a) the Preferred Majority (in absence of which approval no distributions may be made), and (b) the Management Board (in accordance with article 2:216 sub 2 of the Netherlands Civil Code).

4.4	Nothing in this Article 4 shall diminish the rights of the C-Shareholders and B-Shareholders to cumulative dividends as described in Article 3.3.1 and the New Articles.

5.	ISSUE OF SHARES. PRE-EMPTIVE RIGHTS

5.1	Issue of Shares. Without prejudice to Clause 5.2, the Company shall only issue Shares if such issuance is consistent with the Company’s funding needs reflected in the Business Plan, as applicable at that time. Any issue of Shares shall occur pursuant to a resolution by the General Meeting adopted with a simple majority of the votes cast in the meeting, provided that such resolution shall require the prior written approval of the Preferred Majority, and sets outs in reasonable details the reasons for the Share issue, including the anticipated future cash needs of the Company.

5.2	Pre-emptive rights. Without prejudice to the Anti-Dilution Protection, upon the issue of new Shares each holder of Preferred Shares shall have the right to participate in any issuance of Shares or other equity securities or securities convertible into or exercisable or exchangeable for, equity securities (the “Equity Securities”), except for Excluded Securities, up to that amount equal to such holder’s pro rata ownership of Preferred Shares of the Company.

The Company shall give written notice of the proposed issuance of Equity Securities to each Preferred Shareholder not later than twenty-five (25) days prior to such intended issuance. Such notice shall contain all material terms and conditions of the issuance and of the Equity Securities. Each Preferred Shareholder may elect to exercise all or any portion of its rights under this Clause 5 by giving written notice to the Company within twelve (12) days after the Company’s notice. If the consideration paid by others for the Equity Securities is not cash, the value of the consideration shall be determined in good faith by the Supervisory Board, and any electing Preferred Shareholder that cannot for any reason pay for the Equity Securities in the form of non-cash consideration may pay the cash equivalent thereof, as determined by the Supervisory Board. All payments shall be delivered by electing Preferred Shareholders to the Company not later than the date specified by the Company in its notice. Each Preferred Shareholder shall have a right of overallotment such that, if any other Preferred Shareholder fails to exercise the right to purchase its full portion of the Equity Securities in accordance with this Clause 5. The Company shall give written notice thereof to the other participating Preferred Shareholder within two (2) days following the expiration of the twelve (12) days period set forth above and such other participating Preferred Shareholders may, within five (5) days following the date of the Company’s written notice, exercise an additional right to purchase, on a pro rata basis, the Equity Securities not previously purchased by so notifying the Company, in writing, within five (5) day period. Each Preferred Shareholder shall be entitled to apportion Equity Securities to be purchased among its partners and affiliates, provided that such Preferred Shareholder notifies the Company of such allocation. The portion of the Equity Securities that is not purchased by the Preferred Shareholders may be offered to other third parties on terms no less favorable to the Company for a period of three (3) days thereafter.

6.	TRANSFER OF SHARES

6.1	Restrictions in general. No Party shall transfer any Shares in a manner inconsistent with this Agreement. A Share transfer is only permitted if the party that acquires the Shares agrees to be bound by this Agreement, and any related agreements referred to herein, if applicable, and agrees to fulfill all obligations of the transferor in that respect, as its own.

6.2	Permitted transfers. Without prejudice to any other rights under this Agreement, any Shareholder may transfer all of its Shares to one of its wholly owned subsidiaries, and any Shareholder may transfer all of its Shares to a (direct or indirect) wholly owned subsidiary of any Shareholder’s ultimate parent company, provided, however, that a Shareholder may not transfer any Shares to (designated holding companies for specific) portfolio companies. If a Shareholder is the personal holding company, all Shares held by such Shareholder or all Shares in such Shareholder may be transferred to another, successive, personal holding company. In addition, BioPhrase is entitled to transfer all or part of its Shares to its sole managing director and sole shareholder Logtenberg and vice versa. In case of a transfer permitted under the previous sentences, the transferring Shareholder shall cause the transferee to accede to this Agreement and to assume any and all obligations and liabilities of the transferring Shareholder under this Agreement. The transferring Shareholder shall remain jointly and severally liable with the transferee, provided that at the request of the transferring Shareholder the other Shareholders agree to waive the benefit of said joint and several liability, which waiver shall not be unreasonably withheld if the transferee has a sustainable financial capability at least equal to that of the transferring Shareholder.

In addition, each of the Preferred Shareholders that is an investment fund or a fund manager, shall be entitled to transfer (some or all of) its Shares to a fund or entity that is under the same (ultimate) management as itself (it being understood that LSP is under the management of LSP IV Management B.V., BCC is under the management of Bay City Capital Management V LLC and Bay City Capital LLC, and Aglaia and Aglaia Seed are under the management of Aglaia BioMedical Ventures B.V.). In case of a transfer permitted under the previous sentence, the transferor shall cause the transferee to accede to this Agreement and to assume any and all obligations and liabilities of the transferring Shareholder under this Agreement (or in case of a partial transfer, a proportionate part of the obligations and liabilities). Upon the accession by the transferee, the transferor shall be released from its liabilities assumed by the transferee.

Notwithstanding anything to the contrary herein, a Preferred Shareholder may transfer all of its Shares (A) to its current and/or former partners, current and/or former members, and current and/or former shareholders, (B) an individual transferring to such Shareholder’s family member or trust for the benefit of an individual Shareholder, or (C) to an “affiliate” of such Shareholder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Shareholder hereunder.

If Shares are transferred in accordance with this Clause 6.2, none of the Right of First Refusal, the Right of Co-Sale, Tag-along Right or Drag-along Right shall apply to such permitted transfer.

6.3	Right of First Refusal. If at any time a Shareholder (“Proposed Seller”) shall have identified a bona fide third party (“Proposed Purchaser”) who has proposed in writing to purchase and acquire Shares held by the Proposed Seller (“Offered Shares”), the Proposed Seller shall give notice in writing (“Sale Notice”) to the Company and the Shareholders (“the Offerees”), specifying:

(i)	the name of the Proposed Purchaser;

(ii)	the number of Offered Shares; and

(iii)	the price and all other economic relevant terms and conditions of the proposed disposal of the Offered Shares to the Proposed Purchaser, and if any, related parties thereof (e.g. kickback or placement fees).

The Sale Notice shall constitute an offer to the Offerees, to purchase the Offered Shares (the “Offer”).

Upon receipt of the Sale Notice, the Offerees in the aggregate shall have the right to purchase all (and not fewer than all) of the Offered Shares at the price and on the other terms and conditions set out in the Sale Notice (the “Right of First Refusal”), by serving a notice to the Proposed Seller, with a copy to the Company and all Preferred Shareholders (“Exercise Notice”). A qualified acceptance of the Offer, or a failure by the Offerees to timely accept the Offer, shall be deemed a rejection of the Offer. The procedure in relation to the Offer is set out below.

If the Company or any of the Preferred Shareholders wish to purchase some or all of the Offered Shares, it shall within a period of twenty-one (21) days following the date of receipt of the Sale Notice send its Exercise Notice, stating the aggregate maximum number of Shares it wishes to purchase, it being understood, however, that the Company shall have the first right to purchase the Offered Shares. If any Offered Shares remain that the Company is not interested in purchasing, such remaining Offered Shares shall be allocated to the accepting Preferred Shareholders (and among them in proportion to the number of Preferred Shares held by them). An accepting Preferred Shareholder cannot be allocated more Shares than he wished to purchase in accordance with his Exercise Notice.

If the Company and the Preferred Shareholders in the aggregate have served Exercise Notices in relation to fewer than all Offered Shares, each Preferred Shareholder (and among them in proportion to the number of Preferred Shares held by them) shall have the right to purchase the Offered Shares for which no Exercise Notices have been received (the “Remaining Shares”) by serving an Exercise Notice within a fourteen (14) days’ period following lapse of the previously mentioned twenty-one (21) days’ period, stating the number of Remaining Shares he wishes to purchase.

In case the relevant Preferred Shareholders in the aggregate wish to purchase all Remaining Shares, the receipt of the Exercise Notices shall constitute a binding agreement between the Proposed Seller and each of the accepting Offerees.

If the relevant Preferred Shareholders in the aggregate wish to purchase more than the number of Remaining Shares, the Remaining Shares shall be allocated among them in proportion to the number of Preferred Shares held by them, provided always, however, that an accepting Preferred Shareholder cannot be allocated more Shares than he wished to purchase in accordance with his Exercise Notice.

If pursuant to the above the Company and the Preferred Shareholders in the aggregate have served Exercise Notices in relation to fewer than all Remaining Shares within the fourteen (14) days’ period, each of the Offerees other than the Company and the Preferred Shareholders shall have the right to purchase the Remaining Shares for which no Exercise Notices from the Company or the Preferred Shareholders have been received by serving an Exercise Notice within a seven (7) days’ period following lapse of the previously mentioned fourteen (14) days’ period, stating the number of available Remaining Shares it wishes to purchase, provided however, that if the relevant Offerees in the aggregate wish to purchase more than the number of such available Remaining Shares, such available Remaining Shares shall be allocated among them in proportion to the number of Shares held by them, and provided that an accepting Offeree cannot be allocated more Shares than he wished to purchase in accordance with his Exercise Notice.

If pursuant to the above, the Offerees have submitted Exercise Notices in relation to all and not fewer than all of the Offered Shares, the transfer of the Offered Shares to the accepting Offerees shall take place no later than twenty-one (21) days from the final date on which acceptance notices may be sent and the requested approval as mentioned in article 13 of the New Articles shall be given by the Preferred Majority. In such event, the Tag-along Right (as defined below) shall not apply.

If pursuant to the above, the Offerees have not, or not timely, submitted Exercise Notices in relation to all and not fewer than all of the Offered Shares, the Right of First Refusal and all Exercise Notices shall lapse and become void. In such event, the Proposed Seller shall be free to transfer the Offered Shares to the Proposed Purchaser at the price and on the terms and conditions set out in the Sale Notice, subject, however, to the Tag-along Right.

6.4	Rights of Co-Sale and Tag along rights. If the Company and the other Shareholders decline to exercise any rights of first refusal in accordance with Clause 6.3, the Proposed Seller shall deliver to the Preferred Shareholders at least twenty (20) days prior to the closing of such proposed sale written notice (the “Co-Sale Notice”) of the terms and conditions of the offer, including the purchase price and material terms and the identity of the third-party offeror (such information being identical to the information provided in the Sale Notice), and then the Preferred Shareholders shall have the right, exercisable by written notice to the Proposed Seller within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such sale of Shares on the same terms and conditions and as set forth in this Clause 6.4.

Each Preferred Shareholder may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Co-Sale Notice by (ii) a fraction, the numerator of which is the number of Common Shares issuable upon conversion of Preferred Shares owned by the Preferred Shareholder at the time of the Co-Sale Notice and the denominator of which is the sum of (X) the number of Shares owned by the Proposed Seller and (Y) the number of Common Shares issuable upon conversion of Preferred Shares owned by all Preferred Shareholders at the time of the Co-Sale Notice.

The Preferred Shareholders shall effect their participation in the sale by procuring all necessary (legal) actions, including but not limited to promptly delivering to the Proposed Seller, a written notice including:

(a)	the number of Common Shares that the Preferred Shareholder elects to sell; or

(b)	that number of Preferred Shares that is at such time convertible into the number of Common Shares that the Preferred Shareholder elects to sell; provided, however, that if the Proposed Purchaser objects to the delivery of Preferred Shares in lieu of Common Shares, the Preferred Shareholder shall convert such Preferred Shares into Common Shares and deliver Common Shares as provided in clause (a) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the Proposed Purchaser.

The Shares that the Preferred Shareholder wishes to sell pursuant to this Clause 6.4 shall be sold and transferred to the Proposed Purchaser upon the consummation of the sale of the Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the Proposed Seller shall concurrently therewith remit to the Preferred Shareholder that portion of the sale proceeds to which the Preferred Shareholder is entitled by reason of its participation in such sale. To the extent that any Proposed Purchaser prohibits such assignment or otherwise refuses to purchase Shares or other securities from the Preferred Shareholder exercising its right of co-sale hereunder, the Proposed Seller shall not sell to such Proposed Purchaser any Shares unless and until, simultaneously with such sale, the Proposed Seller shall purchase such Shares or other securities from the Preferred Shareholder for the same purchase price.

The exercise or non-exercise of the right of the Preferred Shareholders hereunder to participate in one or more sales of Shares made by a Proposed Seller shall not adversely affect its right to participate in subsequent sales of Shares subject to Clause 6.4.

If any Preferred Shareholder (the “Selling Holder”) proposes to transfer equity securities representing 25% or more of the outstanding capital of the Company to, other than the permitted transfers pursuant to Clause 6.2, an unaffiliated purchaser or purchasers in a single transaction or a series of transactions, each other holder of Preferred Shares shall have the right to require the purchase of their share capital of the Company (pro rata on an as-if-converted to Common Shares basis) by such purchaser(s), such sale to be on the same terms and conditions applicable, and for the same type and amount of consideration payable, to the Selling Holder on a pro rata basis (“Tag-along Right”). This Tag-along Right is not applicable to any Liquidation Event and shall terminate upon the completion of a Qualifying IPO.

If a Preferred Shareholder wishes to exercise its Tag-along Right, it shall serve on the Proposed Seller and the Proposed Purchaser a written notice (the “Tag-along Notice”) within ten (10) business days from the date that the Right of First Refusal has been fully observed.

If a Preferred Shareholder has failed to serve its Tag-along Notice within said ten (10) business days’ period, it shall be deemed to have waived its Tag-along Right.

6.5	Drag-along Right.

6.5.1	In the event that the C-Shareholders would receive at the closing of such Liquidation Event (i) less than two and a half times on their investment in Class C Shares or two and a half times or more on their investment in Class C Shares other than in cash and/or freely-tradable securities, the Preferred Supermajority, or (ii) two and a half times or more on their investment in Class C Shares in cash and/or freely-tradable securities, the Preferred Majority votes in favor of any Liquidation Event, then all then outstanding voting shares shall vote in favor of any such Liquidation Event and shall further comply with the following provisions (the “Drag Along Right”):

(a)	If the Liquidation Event is structured as a merger or consolidation of the Company or a sale of all or substantially all of the Company’s assets, then each Shareholder shall take all actions necessary to approve the Liquidation Event and cause the Liquidation Event to be consummated including, but not limited to: (i) voting all shares then beneficially held by such Shareholder in favor of the Liquidation Event at any meeting of the Company’s Shareholders called to vote on the Liquidation Event or, in the alternative, approve the Liquidation Event by written consent of the Company’s Shareholders and raise no objections to the Liquidation Event or the process pursuant to which the Liquidation Event was arranged, (ii) waiving any dissenters’ rights, appraisal rights or similar rights in connection with such Liquidation Event, if applicable, and (c) taking all other necessary and desirable actions reasonably requested by the C-Shareholders to cause the Liquidation Event to be consummated; or

(b)	In the event that the Liquidation Event involves a sale of securities, then, at the closing of the Liquidation Event, against payment of the purchase price for the securities to be sold by the Shareholder, each Shareholder shall transfer to the third party purchaser the Shares held by such Shareholder, free and clear of all liens, claims and encumbrances, together with all other documents which are necessary to effect such Liquidation Event.

6.5.2	Notwithstanding the foregoing, the Shareholders will not be required to comply with this Clause 6.5 in connection with any proposed Liquidation Event (a “Proposed Liquidation Event”) unless:

(a)	the liability for indemnification, if any, of such Shareholder in the Proposed Liquidation Event and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Liquidation Event, is several and not joint with any other person (other than a joint escrow on a pro rata basis);

(b)	liability shall be limited to such Shareholder’s applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such Proposed Liquidation Event) of any claim; and

(c)	upon the consummation of the Proposed Liquidation Event, the aggregate consideration receivable by all Shareholders shall be allocated among the holders of Preferred Shares and Common Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares and the holders of Common Shares are entitled in a Liquidation Event.

To secure the obligations to vote the Shares in accordance with the provisions of this Clause 6.5, the Shareholders hereby appoint the then current Chief Executive Officer of the Company and a designee of the C-Shareholders as their respective true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of their respective Shares in favor of such Liquidation Event and all such other matters as provided for in this Clause 6.5, but only to the extent provided herein. The then current Chief Executive Officer of the Company and any designee of the C-Shareholders may exercise the irrevocable proxy granted to them hereunder, in their sole discretion, at any time any Shareholder fails to comply with the provisions of this Clause 6.5. The proxies and powers granted pursuant to this Clause 6.5 are coupled with an interest and are given to secure the performance of each of the obligations of the Shareholders hereunder. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Shareholder and bind the subsequent holders of such shares.

The Founders and key managers of the Company shall enter into an agreement to the effect of this Clause 6.5 and a similar provision shall be added to the ESOP.

If the Drag Along Right is exercised, a notice shall be served to the Company (the “Drag Along Notice”), specifying the name of the Proposed Purchaser and the price and other terms and conditions of the proposed transaction. The Company shall inform the other Shareholders of the Drag Along Notice and its contents.

Each of the dragged Shareholders shall, for the benefit of each of the non-defaulting Shareholders, forfeit a directly due and payable penalty – provided that a prior notice of default is sent stating a period to remedy the default of at least three business days – in the amount of EUR 50,000 (fifty thousand Euro) for any violation of the obligations, set out in this Clause 6.5 by it and/or any of the persons or legal entities it is liable for as well as a penalty in the amount of EUR 10,000 (ten thousand Euro) for each day that the violation continues, without prejudice to the right of each of the Shareholders to claim performance of this Agreement and/or its actual damages under this Agreement.

6.6	Transfer of Shares and New Articles. The Shareholders shall at all times exercise their voting rights with respect to their Shares and shall at all times exercise or waive any other rights under the New Articles in such manner as to give full effect to this Clause 6. Pursuant to the foregoing, the Preferred Shareholders shall apply the transfer restrictions contained in the New Articles (approval by the Preferred Majority) in a way consistent with and giving effect to this Clause 6.

If for example, a transfer qualifies as a Permitted Transfer, the Preferred Majority shall approve the transfer to the permitted transferee and the Right of First Refusal, Tag-Along Right and Drag-Along Right are not applicable.

If for example, an Exercise Notice has not been served, the Preferred Majority shall approve the transfer of the Offered Shares to the Proposed Purchaser in accordance with the Sale Notice; if, however, Exercise Notices in relation to the Offered Shares has been served, the Preferred Majority shall approve the transfer of the Offered Shares to the Offerees in accordance with the Exercise Notices and at the same time shall resolve not to approve the sale to the Proposed Purchaser and shall simultaneously inform the Proposed Seller that the Offered Shares shall be sold and transferred to the Offerees in accordance with the Offer, and the Proposed Seller shall waive any right to have the value of the Offered Shares determined by independent experts.

Any transfer of Shares permitted under this Agreement shall be formalized by means of a notarial transfer deed, in accordance with Dutch law and the New Articles.

6.7	Transfer of shares in personal holding companies. Without prejudice to a Permitted transfer in accordance with Clause 6.2, the Parties acknowledge that for the purposes of this Clause 6, the relevant incorporator / shareholder of BioPhrase shall be deemed to be a shareholder of the Company, in such manner that in case any of these persons (the “Indirect Shareholders”) wishes to transfer his or her shares or indirect interest in his/her relevant personal holding company, respectively, each of the other Shareholders may require the relevant direct Shareholder of the Company (the relevant personal holding company) to offer for sale such number of Shares that corresponds to the percentage of the issued share capital of the relevant personal holding company that is being transferred, and provided further that in case more than 50% of the shares in the personal holding company, whether pursuant to one transaction or a series of transactions, shall be held by other persons than the present Indirect Shareholder(s), the relevant direct Shareholder shall be under the obligation to offer all his Shares to the other Shareholders.

Any offer of Shares pursuant to the above shall occur in accordance with Clause 6.3 (Right of First Refusal).

The Parties acknowledge that in the event of a permitted transfer as described in Clause 6.2, this Clause 6.7 shall not apply; in such case this Clause 6.7 shall apply to the successive personal holding company.

If for example, Logtenberg wishes to transfer 30% of his shares in BioPhrase, any of the Shareholders may require BioPhrase to offer 30% of its Shares for sale to the other Shareholders, provided, however, that in case Logtenberg wishes to transfer 51% of his shares in BioPhrase, BioPhrase may be required to offer all its Shares for sale.

In addition, the Tag-along Right shall apply mutatis mutandis, such that the relevant purchaser may be required to purchase a pro rata number of Shares from the other Shareholders.

7.	MANAGEMENT BOARD

7.1	Management Board. Number of Managing Directors. The management of the Company shall be entrusted to the Management Board consisting of one or more Managing Directors. The Company shall be represented by two (2) Managing Directors acting jointly. The Management Board shall be constituted and regulated in accordance with articles 14 up to and including 21 of the New Articles.

The Parties acknowledge that as per the date hereof the Management Board shall consist of the following Managing Directors:

•	Mr. T. Logtenberg (CEO); and

•	Ms. S.J. Margetson (CFO).

7.2	Appointment of the Managing Directors. The General Meeting, upon a non-binding recommendation by the Supervisory Board as set forth in article 15 of the New Articles, shall appoint the Managing Directors.

7.3	Term. The Managing Directors shall be appointed for an indefinite period, unless the General Meeting resolves otherwise.

7.4	Remuneration. The Supervisory Board shall determine the remuneration of the Managing Directors. The Managing Directors shall be entitled to be paid or reimbursed for their reasonable expenses incurred in the discharge of their duties as Managing Directors, subject to production of all necessary vouchers and receipts.

7.5	Decision making

Voting at Management Board meetings. At each meeting of the Management Board and in respect of each resolution proposed to the Management Board at a meeting of the Management Board each Managing Director shall have one (1) vote. All resolutions of the Management Board at a meeting of the Management Board shall be passed by an absolute majority of the votes cast, unless this Agreement and/or the New Articles require a greater majority.

Tie in votes. In the case of an equality of votes at any meeting of the Management Board in relation to a proposal on a matter requiring the absolute majority of the votes, each Managing Director shall be authorized to refer the matter to the Supervisory Board. The relevant proposal shall be deemed adopted in case the Supervisory Board adopts a resolution to that effect.

Resolutions without holding a meeting. The Management Board may adopt resolutions without holding a meeting of the Management Board, provided that such resolutions shall only be validly passed if the text of the resolution has been signed by all Managing Directors.

Further rules and regulations. Subject to the prior written approval from the Supervisory Board, the Management Board may adopt further rules and regulations as to its decision making process, which rules and regulations may, without limitation, regard the frequency and location of meetings and the notice period.

7.6	Approvals by the Supervisory Board. Any resolution by the Management Board with respect to the matters described below or any other matters the Supervisory Board deems necessary in its own discretion and put in writing and informing the Management Board thereof (the “Supervisory Board Approval Matters”) shall require Requisite Board Approval, in the absence of which approval no action shall be made to carry out such resolution:

(i)	make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Supervisory Board;

(ii)	enter into or permit any guarantee or indemnity or otherwise commit the Company in respect of the payment of money, or the performance of any contract by any other person (other than in the ordinary course of business);

(iii)	incur any aggregate indebtedness in excess of €50,000 that is not already included in a Supervisory Board-approved budget, other than trade credit incurred in the ordinary course of business;

(iv)	incur any indebtedness for borrowed money or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Company or any subsidiary or guaranty or provide surety for the obligations of any third party, other than (a) ordinary course trade payables, (b) financings of budgeted capital expenditures reflected in annual budgets approved by the Supervisory Board and (c) not more than €1,000,000 of traditional working capital financing from commercial lenders based on a borrowing base and secured only by the Company’s accounts receivable;

(v)	enter into or be a party to any transaction with any director, or officer of the Company or any related party, or enter into any contracts, agreements or arrangements which are not at arm’s length nature;

(vi)	entering into agreements with related parties;

(vii)	appointment of an investment banker or M&A adviser;

(viii)	hire, fire, or change the compensation of the executive officers, including approving any option plans;

(ix)	approve or materially modify the annual budget, any clinical plan or change the principal business or strategy of the Company, enter new lines of business, or exit the current line of business;

(x)	sell, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business;

(xi)	dispose or acquire any asset (other than in accordance with a Supervisory Board-approved budget) having a book or market value of more than €50,000;

(xii)	conduct any litigation on behalf of the Company, other than in relation to the collection of debts and taking measures which cannot be delayed, and making settlements;

(xiii)	subscribe or otherwise acquire, or dispose of any securities in the capital of any other company, corporation, partnership, or other entity;

(xiv)	appoint proxy holders and determine their authority and title;

(xv)	enter into, terminate or continue any material contracts or agreements outside the ordinary course of business;

(xvi)	implement or amend terms of any stock option plan and grant any options, bonuses or similar rights to the personnel of the Company (including to the Management Board);

(xvii)	exercise voting rights in the shareholders’ meeting of any subsidiary or affiliate of the Company;

(xviii)	undertake such legal acts as will be determined and defined by the Supervisory Board and notified to the Management Board in writing;

(xix)	changing the accounting policies; or

(xx)	modify the Business Plan.

7.7	Preferred Majority Approval Matters

7.7.1	Any resolution by the Management Board with respect to the matters described below shall require the prior written approval by the Preferred Majority, whether or not such matter is also a Supervisory Board Approval Matter, in the absence of which approval no action shall be made to carry out such resolution, without prejudice (to the extent applicable) to the rights of other Shareholders or of the General Meeting:

(i)	amend, alter, or repeal any provision of the articles of association of any of the Company’s subsidiaries or documentation relating to indebtedness for borrowed money of the Company or any subsidiary, other than indebtedness permitted under Clause 7.7 (ii) below;

(ii)	incur any indebtedness for borrowed money or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Company or any subsidiary or guaranty or provide surety for the obligations of any third party, other than (a) ordinary course trade payables, (b) financings of budgeted capital expenditures reflected in annual budgets approved by the Supervisory Board and (c) not more than €10,000,000 of traditional working capital financing from commercial lenders based on a borrowing base and secured only by the Company’s accounts receivable;

(iii)	authorize, issue or agree to issue any equity securities (including convertible and exchangeable securities) of the Company or any subsidiary other than Common Shares under the ESOP;

(iv)	limitation or exclusion of pre-emptive rights in respect of any issuance of Shares or other equity securities (including convertible and exchangeable securities) of any subsidiary of the Company;

(v)	sale, transfer, license, pledge or encumbrance of technology or intellectual property, other than licences granted in the ordinary course of business;

(vi)	alters or changes the rights, preferences or privileges of any series of the Preferred Shares;

(vii)	increases or decreases the authorized number of shares of Common Shares or Preferred Shares;

(viii)	creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with any series of the Preferred Shares;

(ix)	redeem, purchase or otherwise acquire any Shares except in connection with the repurchase of Common Shares issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase;

(x)	results in the redemption of any shares of Common Shares (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services or upon exercise of contractual rights of first refusal);

(xi)	results in any Liquidation Event;

(xii)	results in any voluntary dissolution or liquidation of the Company;

(xiii)	increases or decreases the authorized size of the Supervisory Board;

(xiv)	results in the payment or declaration of any dividend on any shares of Common Shares or Preferred Shares;

(xv)	results in the Company issuing equity to acquire all of the equity of another entity or all or substantially all of the assets of another entity and the Company equity so issued exceeds 10% of the shares of the Company’s Common Shares outstanding immediately prior to such transaction (calculated on a fully diluted basis); and

(xvi)	increases the option or any equity incentive pool;

7.7.2	Any resolution by the General Meeting with respect to the matters described below shall require the prior written approval by the Preferred Majority, without prejudice (to the extent applicable) to the rights of other Shareholders:

(i)	liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event or any acquisition of another entity;

(ii)	amend, alter, or repeal any provision of the articles of association of the Company;

(iii)	create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with any class of the Preferred Shares, or increase the authorized number of shares of any class of the Preferred Shares;

(iv)	purchase or redeem or pay any dividend on any capital stock prior to the Preferred Shares;

(v)	limitation or exclusion of pre-emptive rights in respect of any issuance of Shares or other equity securities (including convertible and exchangeable securities) of the Company or any subsidiary;

(vi)	reduction of the Company’s issued capital;

(vii)	listing of any equity security of the Company at a stock exchange;

(viii)	approve or modify the annual budget, or change the principal business or strategy of the Company, enter new lines of business, or exit the current line of business.

A resolution to amend, alter or repeal a provision of the articles of association of the Company in a way that is specifically detrimental to the existing economic rights of a specific class of Shares only (and not generally affecting the rights of Shareholders, including for example the introduction of a new, more senior class of Shares) shall require the prior written approval of the meeting of the holders of such class of Shares whose economic rights will be affected.

7.8	Implementation at future subsidiaries. The Parties shall cause the Company to implement such procedures at the level of any future subsidiaries in such manner that each such company cannot resolve upon any of the Supervisory Board Approval Matters and/or Preferred Majority Approval Matters without the prior written approval of the Supervisory Board and the Preferred Majority, respectively, as contemplated by Clauses 7.6 and 7.7.

8.	SUPERVISORY BOARD

8.1	The Supervisory Board shall supervise the policies of the Management Board and shall have all such other tasks as assigned to it in this Agreement and/or the New Articles. The Supervisory Board shall be constituted and regulated in accordance with articles 22 up to and including 27 of the New Articles.

Upon the completion of the First Tranche, the Supervisory Board shall consist of nine (9) members, appointed in accordance with the following rules:

•	two (2) members shall be appointed by the Class C Meeting:

•	one (1) member shall be appointed upon the binding nomination of Sofinnova; and

•	one (1) member shall be appointed upon the binding nomination of Novo;

•	four (4) members shall be appointed by the Class A Meeting and the Class B Meeting voting together:

•	one (1) member shall be appointed upon the binding nomination of JJDC;

•	one (1) member shall be appointed upon the binding nomination of Novartis;

•	one (1) member shall be appointed upon the binding nomination of BCC; and

•	one (1) member shall be appointed upon the binding nomination of LSP.

•	three (3) members, not being an employee of the Company or a partner of any Investor and are nominated by all of the other board members, shall be appointed by the General Meeting (“Independent Member”).

The Parties have agreed that as of the date of this Agreement, the Supervisory Board shall consist of the following members:

1.	Anand Mehra (nominated by Sofinnova);

2.	Jack Nielsen (nominated by Novo);

3.	Jeanne Bolger (nominated by JJDC);

4.	Florent Gros (nominated by Novartis);

5.	Lionel Carnot (nominated by BCC);

6.	John de Koning (nominated by LSP);

7.	Wolfgang Berthold (Independent Member);

8.	Gabriele Dallmann (Independent Member); and

9.	Mark Iwicki (Independent Member).

As of the date of this Agreement, Mark Iwicki will be the chairman, it being understood, however, that the chairman of the Supervisory Board can be changed, upon a resolution of the Supervisory Board with a simple majority, provided that the chairman will always be an Independent Member.

In addition:

•	Aglaia and Pfizer and Baker will each have the right to designate one (1) observer to the Supervisory Board and any committees of the Supervisory Board, who may attend and participate during meetings of the Supervisory Board and any committees of the Supervisory Board. The observer shall have no vote in matters submitted to vote of the Supervisory Board. The observer shall receive copies of all notices, written materials and other documentation provided for any reason to the Supervisory Directors. However, in relation to the observer designated by Pfizer and Baker, the Company reserves the right to withhold any information and to exclude the observer from any meeting or portion thereof if access to such information or attendance would adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or an actual conflict of interest.

•	JJDC will have the right to designate one (1) observer to each of the meetings of (i) the Scientific Advisory Board, and (ii) the CMC Technical Advisory Board, which observers may attend and participate during such meetings of these respective advisory board and/or panel; and

•	each Investor who has the right to nominate a member shall have the right to appoint its nominated member to two committees of the Supervisory Board.

The right of either JJDC, Novartis, BCC or LSP (to be determined before the completion of the Second Tranche) to nominate a member of the Supervisory Board to be appointed by the Class A Meeting and the Class B Meeting voting together shall lapse upon the completion of the Second Tranche (in accordance with the Subscription Agreement) and the Supervisory Board member nominated by such party shall resign as per the completion of the Second Tranche and the Supervisory Board shall be reduced to eight (8) members. The party who nominated such member shall have the right to designate one (1) observer to the Supervisory Board and any committees of the Supervisory Board, who may attend and participate during meetings of the Supervisory Board and any committees of the Supervisory Board; provided, however, that the Company reserves the right to withhold any information and to exclude the observer from any meeting or portion thereof if access to such information or attendance could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such observer is a competitor of the Company.

If a Shareholder has not funded its respective full equity commitment in the Company in accordance with the terms and conditions of the Subscription Agreement, then such Shareholder shall (a) lose its right to appoint a member of the Supervisory Board upon binding nomination pursuant to this Clause 8.1, and (b) cause the relevant member of the Supervisory Board nominated by it to resign from the Supervisory Board with immediate effect.

8.2	Nominations and Shareholder voting. The Shareholders shall at all times exercise their voting rights with respect to their Shares in such a manner that the person nominated in accordance with this Clause (or the first person on the list, in case the nomination consists of more than one person) shall be appointed. Furthermore, the person nominated by a company body shall be suspended and removed by the General Meeting at that company body’s request. Without prejudice to the relevant Shareholders’ ultimate and own discretion to bindingly recommend a person for appointment in accordance with the above, each of the Parties undertakes to reasonably consult the other Parties prior to making a recommendation in order to reach an agreement on the persons to be appointed.

8.3	Term. The Supervisory Directors will be appointed for a term of one (1) year. Each Supervisory Director may be re-appointed, in accordance with this Clause 8.

8.4	Remuneration. All Supervisory Directors and observers, if any, shall be entitled to be paid or reimbursed for their reasonable expenses incurred in attending meetings of the Supervisory Board, including committee meetings, or otherwise acting for the Company, subject to production of all necessary vouchers and receipts.

The General Meeting shall determine the remuneration of the Supervisory Directors. In principle, said remuneration shall be an equal amount for all members, provided that any deviation from such equal amount shall be (i) on commercially reasonable grounds and (ii) approved by the Preferred Majority.

8.5	Decision making by the Supervisory Board.

Meetings. The Supervisory Board shall meet as often as it sees fit but in any case at least once per quarter to discuss the affairs of the Company and the performance of the Management Board, unless otherwise agreed by majority vote of the Supervisory Board. The meetings may be held by telephone and videoconference if so agreed by all members of the Supervisory Board. If the Company opens an office in Boston, the Company will use its best efforts to hold two Supervisory Board meetings a year in Boston. A quorum of the Supervisory Board shall require a majority of the non-Independent members.

Voting at Supervisory Board meetings. At each meeting of the Supervisory Board and in respect of each resolution proposed to the Supervisory Board at a meeting of the Supervisory Board each Supervisory Director shall have one (1) vote. All resolutions of the Supervisory Board at a meeting of the Supervisory Board shall be passed by an absolute majority of the votes cast, unless this Agreement and/or the New Articles require a greater majority.

Tie in votes. In the case of an equality of votes at any meeting of the Supervisory Board in relation to a proposal on a matter requiring the absolute majority of the votes, each Supervisory Director shall be authorized to refer the matter to and for resolution by the General Meeting.

Notice of meetings. Unless waived by all of the Supervisory Directors, not less than ten (10) business days’ notice of all meetings of the Supervisory Board shall be given to each Supervisory Director and shall be accompanied by an agenda of the business to be transacted at such meeting together with all papers to be circulated or presented to the same. Within no more than ten (10) business days after each such meeting, a copy of the minutes of that meeting shall be delivered to each Supervisory Director.

Resolutions outside a meeting. The Supervisory Board may adopt resolutions outside a meeting, provided that such resolutions shall only be validly passed if all Supervisory Directors have signed the text of the resolution.

Committees. The Supervisory Board may install committees from among its members and determine the tasks of each committee, subject, however, to the prior written approval of the Preferred Majority.

8.6	Information for the benefit of the Supervisory Board. The Management Board shall provide members of the Supervisory Board and observers, if any, with the following information regarding the Company:

a.	Notices, agendas and minutes of meetings of the Management Board and the management team, Supervisory Board and the Shareholders Meetings;

b.	Unaudited summarized P&L and cash flow of the Company on a monthly basis within thirty (30) days from the end of the relevant month;

c.	Unaudited quarterly reports (balance sheet, profit and loss statement, cash-flow statements, explanatory notes and a report of the Management Board, including estimates for the remaining part of the current financial year) within forty-five (45) days of the end of the respective quarter;

d.	Audited financial statements of the Company within ninety (90) days after the end of the financial year;

e.	Annual budgets (no later than thirty (30) days before the end of the current financial year, to be submitted for approval), as well as all such other information as is reasonably requested;

f.	All such other information as the Supervisory Board may reasonably request from time to time.

9.	GENERAL MEETING

9.1	General Meeting. The General Meeting shall have all powers that are not specifically assigned to the meeting of Common-Shareholders (the “Common Meeting”), the Class A Meeting, the Class B Meeting, the Class C Meeting, the Management Board or the Supervisory Board. The General Meeting will be regulated in accordance with article 33 up to and including 43 of the New Articles. To the extent not stipulated otherwise, these provisions shall similarly apply to the Common Meeting, the Class A Meeting, the Class B Meeting and the Class C Meeting.

9.2	Shareholder delegates. Each Shareholder being a legal entity shall give notice to the other Shareholders which natural person or persons shall represent it for purposes of the meetings of the Shareholders.

9.3	Decision making

Voting rights per Share. Each fully paid up Share on an as converted basis will entitle the registered holder thereof to vote on all matters to be decided by the General Meeting. Unless specifically agreed otherwise in this Agreement or in the New Articles, the General Meeting, the Class C Meeting, the Class B Meeting, the Class A Meeting and the Common Meeting shall adopt their resolutions by a simple majority of the votes cast.

Certain resolutions of the Preferred Majority shall be adopted by a majority, which must also include the vote of either Sofinnova or Novo provided that such Preferred Shareholders are only allowed an affirmative vote if such Preferred Shareholder have funded their respective full equity commitment in the Company in accordance with the terms and conditions of the Subscription Agreement. If either Sofinnova or Novo would not fund its respective full equity commitment in the Company at such times as required by the terms and conditions of the Subscription Agreement, the Preferred Supermajority will be replaced by the Preferred Majority.

Resolutions outside a meeting. The General Meeting may adopt resolutions outside a meeting if the proposed written resolution is circulated to all Shareholders and approved in writing by Shareholders representing the number of Shares that would be required to adopt such resolution in a meeting at which valid decisions can be made. Resolutions may be circulated by facsimile. Such resolutions shall constitute a valid and binding resolution of the Shareholders when signed by the last to sign of all the Shareholders.

Shareholder voting. The Shareholders agree that when called to a vote at the General Meeting, they shall vote in accordance with the terms and conditions of this Agreement and to ensure that none of the Parties to this Agreement shall be deprived of its rights pursuant to this Agreement.

9.4	Information rights. Each Investor (except an Investor that has Preferred Shares converted into Common Shares pursuant to the Pay to Play) will be granted access to Company facilities and personnel during normal business hours and with reasonable advance notification.

The Company will deliver to each holder of Preferred Shares or holder of Common Shares issued upon conversion of Preferred Shares (except such a Shareholder that has Preferred Shares converted into Common Shares pursuant to the Pay to Play) (i) audited annual statements within ninety (90) days after the Company’s financial year, (ii) unaudited quarterly financial statements within thirty (30) days after such period, (iii) unaudited monthly summarized P&L and cash flow statements within thirty (30) days after such period, (iv) at the latest thirty (30) days before the end of each financial year, a comprehensive operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for such financial year; (v) a report setting forth in detail all equity and debt holders of the Company within twenty (20) days after the end of the financial year, and (vi) promptly following the end of each quarter an up-to-date capitalization table and all other information as determined by the Supervisory Board.

If the Company has any subsidiaries, the Company shall deliver the information as set forth in this Clause 9.4 on a consolidated basis.

In connection with the investment made by LSP, of which a portion is coming from the EIF-ERP facility and from the LfA-EIF facility, the Company acknowledges and agrees that EIF, LfA, the German Ministry of Economic Affairs (Bundesministerium für Wirtschaft and Technologie) and the German Federal Court of Auditors will have the right to have unlimited access to the premises of the Company and to examine all relevant books and documents of the Company and the management.

10.	REGISTRATION RIGHTS.

10.1	Registration Rights. In the event that the Company consummates an initial public offering of its Shares on a U.S. stock exchange (a “Registration”), the Shareholders will enter into a registration rights agreement, in customary form acceptable to the Preferred Supermajority in the event of an IPO and to the Preferred Majority in the event of a Qualified IPO pursuant to which Investors (except an Investor that has Preferred Shares converted into Common Shares pursuant to the Pay to Play), C-Shareholders and B-Shareholders will have registration rights, which contains in any event the following rights.

Demand Rights: If, upon the earlier of three (3) years from the closing of the First Tranche or six months after the effective date of any Registration, Investors holding at least 30% of the Common Shares issued or issuable upon conversion of the Preferred Shares, except resulting from the Pay to Play provision (“Registrable Securities”), make a written request that the Company file a registration statement under the Securities Act of 1933 for at least 20% of their shares for the first registered offering of the Company (or any lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed USD $10,000,000), or any amount of Common Shares after the first registered offering of the Company, the Company will promptly give notice of such requested registration (each such request referred to herein as a “Demand Registration”) at least fifteen (15) business days after receipt of a Demand Registration to the other shareholders and thereupon will use its commercially reasonable efforts to effect, as expeditiously as possible, the registration under the Securities Act of 1933 of all Registrable Securities for which the requesting Investor has requested registration under this Clause 10.1 within ninety (90) days after such request. This registration right shall be limited to two (2) Demand Registrations (in addition to S-3 registrations described below).

Company Registration: The holders of Registrable Securities shall be entitled to “piggyback” registration rights on any registered offering proposed to be effected by the Company on its own behalf or on behalf of selling Shareholders (other than an offering related solely to employee benefit plans or a Rule 145 transaction). In an underwritten offering, however, the managing underwriters shall have the right, in the event of marketing limitations, to limit the number of shares included in the offering on behalf of holders of Registrable Securities, provided that in any offering other than an initial public offering, Registrable Securities may not be limited to less than 25% of the total offering. In the event of such marketing limitations, each holder of Registrable Securities shall have the right to include shares on a pro rata basis based on the requested number of shares as among all such holders desiring to participate in such offering and to include shares in preference to any other holders of securities other than Registrable Securities. No person shall be granted demand or S-3 rights, or piggyback registration rights on parity with or superior to those of the Investors, without the consent of the Preferred Majority.

S-3 Registrations: Holders of Registrable Securities will be entitled to registration of their shares on Form S-3 (if such form of registration is available to the Company) provided that the anticipated aggregate offering price net of discounts and commissions would exceed USD $1,000,000. There will be no limit on the aggregate number of such Form S-3 registrations, provided that there are no more than two per year.

Expenses: The Company will bear the registration expense (exclusive of underwriting discounts and commissions of a selling holder of Registrable Securities) of all registrations described above, as well as in the case of an IPO, including the expenses of one counsel to all of the selling holders (not to exceed USD $50,000).

Transfer of Rights: The registrations rights may be transferred to a transferee who acquires at least 20% of an Investor’s shares as well as to any affiliate of any such Investor.

Termination: Registration rights will terminate on the third anniversary of an IPO, or earlier as to any Investor when all shares can be sold under Rule 144 promulgated under the U.S. Securities Act of 1933, as amended.

Other Provisions: The registration rights will be subject to such additional terms and conditions as are reasonable and customary, including cross-indemnification, 180-day underwriter lock-up upon an IPO, the Company’s ability to delay the filing of demand registrations for at least 90 days, the period of time in which the registration statement will be kept effective, reporting obligations under the U.S. Securities Exchange Act of 1934, as amended, limitations on subsequent registration rights, underwriting arrangements and the like.

10.2	“Market Stand-Off” Agreement. Each Shareholder hereby agrees that such Shareholder shall not sell, lend, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Shares (or other securities) of the Company held by such Shareholder (other than those included in the registration) during the 180-day period following the effective date of the IPO (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with (i) regulatory restrictions on the publication or other distribution of research reports and (ii) analyst recommendations and opinions including but not limited to restrictions contained in FINRA Rule 2711(f)(4) or NYSE Member Rule 472(f)(4) or any successor or similar rule or regulation); provided, that all officers and directors of the Company and holders of at least 1% of the Company’s voting securities are bound by and have entered into similar agreements.

The foregoing provisions of this Clause 10.2 shall apply only to the IPO (including a Qualifying IPO) and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, the sale of any shares acquired in or after the IPO (including a Qualifying IPO), the sale in relation to a third party bona fide tender offer or the transfer of any shares to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein.

The obligations described in this Clause 10.2 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Investors subject to such agreements pro rata based on the number of shares subject to such agreements.

10.3	Agreement to Furnish Information. Each Shareholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Shareholder’s obligations under Clause 10.2 or that are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the Common Shares (or other securities) subject to the foregoing restriction until the end of said period. Each Shareholder agrees that any transferee of any shares shall be bound by Clauses 10.2 and 10.3. The underwriters of the Company’s stock are intended third party beneficiaries of Clauses 10.2 and 10.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

11.	EMPLOYEE STOCK OPTION PLAN AND OTHER MATTERS

11.1

Employee Stock Option Plan / Stock Option Agreements. The Company has adopted an ESOP (attached hereto as Schedule 11.1a), pursuant to which such Company’s officers and employees are granted the right (“Stock Option”) to acquire ESOP Shares, it being understood, however, that legal title to the ESOP Shares shall be held by Stichting AK, which shall issue (non-voting) depositary receipts to the officers and employees. Each such option award will vest as follows: (i) twenty-five percent (25%) on the first anniversary of the date of the grant, provided that on that date the relevant Supervisory Director, officer or employee is still employed by the Company, (ii) and the remaining seventy-five percent (75%) shall vest balanced on a monthly basis over the following three years of employment of the relevant Supervisory Director, officer or employee. The further terms and conditions of this plan and any future amendments to this plan, shall be recommended by the Management Board and approved by the Supervisory Board and by the Preferred Majority. An overview of the number of Stock Options granted at the date hereof is attached hereto as Schedule 11.1b.

11.2	Number of ESOP Shares. Stock Options will be added to the option pool so that the unallocated option pool together with any outstanding options and Common Shares already held by the Stichting AK will represent 2,206,919 Common Shares upon the completion of the First Tranche and 2,637,110 Common Shares upon the completion of the Second Tranche.

11.3	Stichting AK Board. The board of directors of the Stichting AK shall be appointed by the board of directors of the Stichting AK, subject to prior written approval from the Supervisory Board and shall be comprised of one or more natural persons.

The Parties have agreed that the board of directors of the Stichting AK shall consist of the CEO of the Company and one Investor Supervisory Director (as designated to that effect by the Supervisory Board).

11.4	Founder’s Shares. When Logtenberg ceases to be a manager or employee of the Company, then Logtenberg shall be obliged to cause the transfer (but not the sale) of all Shares held by him or his personal holding company to the Stichting AK in exchange for depositary receipts for such Shares. For the sake of clarity, the transfer is solely meant to make sure that Logtenberg will keep the economic rights attached to such shares and other rights (including voting rights in the Company) will be with the Stichting AK.

11.5	The Company shall ensure that the employment contracts with all senior employees will at least contain provisions with regard to non-disclosure, non-competition, non-solicitation, confidentiality and assignment of proprietary rights.

11.6	Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s Supervisory Board.

12.	VARIOUS

12.1	Giving effect to this Agreement

Undertaking by all Parties. The Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement, to the fullest extent possible under law. The Parties waive, and shall from time to time waive, any rights that they may have, under the New Articles or otherwise, which may be inconsistent with the terms of this Agreement, and to the extent such rights cannot be waived, they shall exercise such rights in a way consistent with and to the fullest extent possible under the law in order to give effect to this Agreement.

The Parties undertake, among other things, to do everything within their power, to the fullest extent possible under the law, to procure that the Management Board and the Supervisory Board shall be composed and constituted in accordance with this Agreement, and that the Management Board and the Supervisory Board shall exercise their powers in a manner consistent with the objects, wishes and intentions of the Shareholders as expressed in this Agreement.

Without prejudice to the generality of the foregoing, the (relevant) Parties shall only adopt resolutions to convert Shares, declare dividends, issue Shares, approve transfers of Shares and amend the New Articles, if that would be compliant with the relevant provisions of this Agreement.

Undertakings by the Company. By executing this Agreement, the Company undertakes to the Shareholders that to the fullest extent permitted under law, it shall at all times:

a.	carry on its business in accordance with the Business Plan and corresponding financial planning;

b.	implement such procedures at the level of all of its future subsidiaries, if any, in such a way that each such company cannot resolve upon any of the Supervisory Board Approval Matters, and/or Preferred Majority Approval Matters without the Requisite Board Approval and Preferred Majority, respectively, as contemplated by Clauses 7.6 and 7.7;

c.	generally act in accordance with the terms of this Agreement, including but not limited to obtaining the required approvals in relation to the Supervisory Board Approval Matters and/or Preferred Majority Approval Matters;

d.	indemnify to the fullest extent possible under law and obtain D&O insurance for all Supervisory Directors with a carrier and in an amount satisfactory to the Supervisory Board. Furthermore, the Company shall obtain key man insurance with a carrier and in an amount satisfactory to the Supervisory Board. In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume Company’s obligations with respect to indemnification of Supervisory Directors and Managing Directors.

e.	until such time as there is an IPO, renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or Shareholders, other than (i) those officers, directors or Shareholders who are employees of the Company, and (ii) those opportunities demonstrated by the Company to have been presented to such officers, directors or Shareholders expressly as a result of their activities as a director, officer or Shareholder. No amendment or repeal of this provision shall apply to or have any effect on the Company, the liability or alleged liability of any officer, director or Shareholder for or with respect to any opportunities which such officer, director or Shareholder becomes aware prior to such amendment or repeal.

Undertakings by the Company in relation to the U.S. Foreign Corrupt Practices Act.

(A)	The Company covenants and agrees that the Company, its subsidiaries, affiliates, and any director, officer, employee, independent contractor, representative or agent (collectively “Representatives”) of the Company shall at all times comply in all material respects with all anti-bribery laws and anti-corruption laws of the Netherlands and the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act (collectively, “Anti-Corruption Laws”). The Company further represents, covenants and agrees that neither it, nor its subsidiaries or affiliates, or any director, officer or employee of the Company or, to the knowledge of the Company, representative of the Company, has or shall, in such capacity, directly or indirectly make, give, pay, agree, offer or promise to give any gift, contribution, payment, bribe, kickback, anything of value or similar benefit to any person or entity, including any (i) elected or appointed government official or person acting for or on behalf of a government official, (ii) employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (iii) political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, (iv) employees or persons acting for or on behalf of international public organizations, or (v) any other person to the extent that it would result in a violation of Anti-Corruption Laws; in each case in order to gain an improper business advantage.

(B)

The Company covenants and agrees that it will maintain books, records, and accounts in reasonable detail, which accurately and fairly reflect the transactions and dispositions of the Company’s assets. The Company and each of its affiliates and subsidiaries will maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Corruption Laws. Neither the Company, nor any director, officer or employee of the Company or, to the knowledge of the Company, Representative of the Company, acting in such capacity, has or shall establish or maintain any unrecorded pool of the Company funds or assets or make any false, incomplete or misleading entries on any books or records of the Company for any purpose in any case which could result in a violation by or liability of the Company pursuant to any applicable Anti-Corruption Laws.

(C)	The Company agrees to (i) provide Pfizer and Sofinnova with an annual compliance certification in the form attached hereto as Schedule 12.1a and (ii) provide any other Investor upon written request by such Investor with an annual certification in the form of Schedule 12.1a or a similar certification in all material respects.

Undertakings by the Company and JJDC. The Parties acknowledge that the Company has granted a right of first negotiation to JJDC with regard to two (2) oncology bi-specific antibody discovery or early development programs (“Target Pairs”) which have been nominated by JJDC, on the terms and conditions of the letter agreement and the nomination letter, both attached hereto as Schedule 12.1b.

12.2	Conflict with New Articles. The Parties agree that in the event of a conflict between the terms of this Agreement and the New Articles, the provisions of this Agreement shall prevail as far as possible between the Parties. The Parties undertake to cause the New Articles to be consistent with this Agreement, and to the extent such is not the case, all Parties undertake, at any Party’s first request, to amend the New Articles in order to make them consistent with this Agreement. If pursuant to law such amendment is not possible, the Parties shall use all their rights to the fullest extent possible in such manner as to give effect to this Agreement. The New Articles shall not be amended in any way if such amendment would cause any explicit rights of the Parties under this Agreement (particularly the rights to dividends and rights to liquidation proceeds as described in Clause 3.3) to be terminated or negatively affected.

12.3	Entire Agreement. This Agreement (together with any documents referred to herein or executed contemporaneously in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement (including the Company’s prior investment and shareholders agreements).

12.4	Severability. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect, and the Parties hereto shall consult with each other in order to replace the invalid or unenforceable provisions by provisions which comply with the objects, wishes and intentions of the Parties as expressed in this Agreement.

12.5	Termination. The Parties acknowledge and agree that this Agreement shall only terminate in the event of a Liquidation Event or completion of a Qualifying IPO, provided that the rights and obligations under the Shareholders Agreement which are triggered by the Liquidation Event or Qualifying IPO shall remain in force until they are fully effectuated, and with respect to individual Parties, from the date such Party ceases to hold any Shares. The Registration Rights shall also survive a Qualifying IPO.

12.6	Consequences of termination. Survival. Upon termination of this Agreement the provisions of this Agreement shall cease to have effect save in relation to any existing claims which may have arisen prior to termination, and provided, however, that Clause 10 (Registration Rights), Clause 12.7 (Notices), Clause 12.9 (Confidentiality), Clause 12.16 (Governing Law) and Clause 12.17 (Dispute Resolution) shall survive the termination.

12.7	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or email address set out below (or such other address or email address as the addressee has specified to the other Parties by five (5) days’ prior written notice):

To: Merus B.V.	To: Coöperatief LSP IV U.A.
Padualaan 8, postvak 133	Johannes Vermeerplein 9
3584 CH Utrecht	1071 DV Amsterdam
Attn.: Managing Directors	Attn.: Managing Director
Email: s.margetson@merus.nl and T.Logtenberg@merus.nl	Email: jdekoning@lspvc.com

To: Johnson & Johnson Innovation – JJDC, Inc.	To: Bay City Capital Coöperatief U.A.
410 George Street	De Boelelaan 7
New Brunswick, NJ 08901 – USA	1083 HJ Amsterdam
Attn. Managing Director	Attn.: Managing Director
Email: jbolger@janimm.com with a copy to SRosenB@its.jnj.com and lvogel@its.jnj.com	Email: adnl-cms-a@alterdomus.com

To: Novartis Bioventures Ltd.	Copy to: Bay City Capital Fund V, L.P.
131 Front Street	750 Battery Street, Suite 400
Hamilton, HM12 Bermuda	San Francisco, CA 94111 – USA
Attn. Managing Director	Attn.: General Partner
Email: david.middleton@novartis.com with copy to florent.gros@nvfund.com	Email: lionel@baycitycapital.com

To: Pfizer Inc.	To: Crucell Holland B.V.
235 East 42nd Street	Archimedesweg 4
New York, NY 10017 - USA	2333 CN Leiden
Attn. Andrew Muratore and Elaine Jones	Attn.: Managing Director
Email: Elaine.Jones@pfizer.com	Email: jbolger@janimm.com with a copy to SRosenB@its.jnj.com and lvogel@its.jnj.com

To: Aglaia Oncology Fund B.V.	To: Aglaia Oncology Seed Fund B.V.
Professor Bronkhorstlaan 10 92	Professor Bronkhorstlaan 10 92
3732 MB Bilthoven	3732 MB Bilthoven
Attn: Managing Director	Attn: Managing Director
Email: kr@aglaia-biomedical.com	Email: kr@aglaia-biomedical.com

To: BioPhrase B.V.	To: Stichting Administratiekantoor Merus
Koningin Wilhelminalaan 22	Padualaan 8, postvak 133
3972 EX Driebergen-Rijsenburg	3584 CH Utrecht
Attn.: T. Logtenberg	Attn.: Managing Director
Email: T.Logtenberg@merus.nl	Email: T.Logtenberg@merus.nl

To: Sofinnova Venture Partners IX, L.P.	To: Novo A/S
3000 Sand Hill Road, Bldg. 4 Suite 250 Menlo Park, CA 94025	Tuborg Havnevej 19, 2900 Hellerup, Denmark
Attn: Anand Mehra	Attn: Jack B. Nielsen
Email: anand@sofinnova.com	Email: jabn@novo.dk

To: Baker Brothers Life Sciences, L.P.	To: 667, L.P.
667 Madison Avenue, 21st Floor	667 Madison Avenue, 21st Floor
New York, NY 10065	New York, NY 10065
Attn. Kelvin Neu	Attn. Kelvin Neu
Email: kneu@BBInvestments.com	Email: kneu@BBInvestments.com

To: Blackwell Partners LLC - Series A	To: RA Capital Healthcare Fund, L.P.
20 Park Plaza, Suite 1200	20 Park Plaza, Suite 1200
Boston, MA 02116	Boston, MA 02116
Attn. Nick Mcgrath	Attn.: Nick Mcgrath
Email: nmcgrath@racap.com with copy to rshah@racap.com	Email: nmcgrath@racap.com with copy to rshah@racap.com

To: Rock Springs Capital Master Fund LP	To: Tekla Healthcare Investors
650 South Exeter Street, Suite 1070	SVP Research 100 Federal Street, 19th Floor
Baltimore, MD 21202	Boston, MA 02110
Attn. Dave Gardner	Attn.: Chris Richard
Email: dave@rockspringscapital.com To: Tekla Life Sciences Investors SVP Research 101 Federal Street, 19th Floor Boston, MA 02110 Attn.: Chris Richard Email: crichard@teklacap.com	Email: crichard@teklacap.com To: Tekla World Healthcare Funds SVP Research 102 Federal Street, 19th Floor Boston, MA 02110 Attn.: Chris Richard Email: crichard@teklacap.com

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; or (b) if given or made by fax, when dispatched.

12.8	Restrictions on announcements. Each of the Parties, hereto undertake that it will not (save as required by law) issue any press release in connection with this Agreement or with respect to other Parties, unless the Company and the Preferred Majority have given their written consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

12.9	Confidential information

Non-disclosure. The Parties undertake that they shall treat as strictly confidential any and all data and information, whether provided orally, in writing or electronically, received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each of the Parties or the Company and its subsidiaries, and information which is expressly stated as being “confidential” (the “Confidential Information”) and that they will not at any time hereafter make use of or disclose or divulge to any person outside of such Party, their agents or advisors, any such Confidential Information and shall use their best endeavours to prevent the publication or disclosure of any such information by such Party, their agents and advisors. The Parties acknowledge that they have received Confidential Information with regard to the Company and its subsidiaries during the review process and negotiations leading up to this Agreement and that such information may not be used for any other purposes.

Exceptions. The restrictions contained in this Clause 12.9 shall not apply so as to prevent the Parties from making any disclosure (i) to the Shareholders, (ii) with regard to customary information to the investors of the Investors or any other entity to which the Shares may be transferred to as a permitted transfer under Clause 6.2 hereof, (iii) as otherwise required by law, or as requested or required by any securities exchange or supervisory or regulatory or governmental body or court pursuant to rules to which the relevant Party is subject, or from making any disclosure to any professional adviser (including, without limitation, legal counsel, financial advisors and auditors) for the purposes of obtaining advice (provided always that the provisions of this Clause shall apply to and the Parties shall procure that they apply to, and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) , (iv) to any prospective purchaser of any Shares from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Clause 12.9, (v) to any existing, former or prospective affiliate, partner, limited partner, general partner, member, stockholder or wholly owned subsidiary of such Party in the ordinary course of business, provided that such Party informs such person that such information is confidential and directs such person to maintain the confidentiality of such information, (vi) as may otherwise be required by law, provided that the Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (vii) in connection with the enforcement of this Agreement or the Subscription Agreement or rights under this Agreement or the Subscription Agreement, (viii) pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority, (ix) for internal market, industry and investment analyses, (x) to officers, employees, agents, directors, partners, parent or subsidiaries to the extent necessary to obtain their services in connection with monitoring its investment in the Company or (xi) of information that has been independently developed or conceived by any of the Parties without using Confidential Information, nor shall said restrictions apply in respect of any information which comes into the public domain other than by a breach of this Clause by any of the Parties.

12.10	Amendments. No amendment or variation of this Agreement shall be effective unless it is made or confirmed in a written document signed by the Company and the Preferred Majority, provided, however, that (a) any amendment to Section 6.5.2 that makes an adverse change to the obligations of any Shareholder shall also require the written consent of all the C-Shareholders, (b) any provision requiring the consent of the Preferred Supermajority may only be amended with the consent of the Preferred Supermajority, and (b) any provision requiring the consent of a specific Party may only be amended with the consent of such specific party.

Notwithstanding the foregoing, no provision of this Agreement may be amended and the observance of any term hereof may not be waived (either generally or in a particular instance and either retroactively or prospectively) with respect to any Shareholder and/or specific class of Shares without the written consent of such Shareholder and/or specific class of Shares, unless such amendment or waiver applies to all Shareholders in the same fashion.

12.11	Conflicts of interests. Notwithstanding anything contained in this Agreement, no Shareholder, Supervisory Director or Supervisory Board observer shall receive any relevant Confidential Information from the Company as soon as he, or the person represented by him and/or at whose nomination/recommendation he has been appointed has become aware of a conflict of interest with the Company. Such conflicts of interest could arise, for example, if the person who nominated a Supervisory Director is involved in a potential acquisition of the Company or a substantial portion of its assets, or if a Shareholder acquires an interest in another company that directly competes with the Company by using similar technology or wishes to set up a competing business by using similar technology as used by the Company. As soon as awareness of a (potential) conflict of interest arises, the involved person shall report such fact to the Chairman of the Supervisory Board and shall provide all relevant information. The Chairman of the Supervisory Board shall then assess whether and, if so, to which reasonable extent the relevant Confidential Information shall henceforth be withheld from the involved person.

12.12	Assignment. Except as expressly contemplated in this Agreement (including a transfer contemplated in accordance with Clause 6 of this Agreement), none of the Parties shall be entitled to assign or transfer its rights and/or obligations under this Agreement to any Third Party without the prior written consent of the other Parties.

12.13	No partnership. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Shareholders and/or between any of them and the Company nor constitute any Party the agent of any other for any purpose.

12.14	Language. The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications issued under, pursuant to, or which relate to, this Agreement shall be in English.

12.15	Governing law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

12.16	Dispute resolution. All disputes arising in connection with this Agreement, or further agreements or contracts resulting thereof, shall in first instance be referred exclusively to the Court of Amsterdam.

12.17	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have signed this Agreement as of the day and year first written above.

Merus B.V.

/s/ T. Logtenberg		/s/ S. Margetson
by:	T. Logtenberg	by:	S. Margetson
title:	director	title:	director

Sofinnova Venture Partners IX, L.P.		Novo A/S

/s/ Anand Mehra		/s/ Jack Nielsen
by:	Anand Mehra	by:	Jack Nielsen
title:	General Partner	title:	Partner

Baker Brothers Life Sciences, L.P.		667, L.P.

/s/ Scott Lessing		/s/ Scott Lessing
by:

Baker Bros. Advisors L.P., management company and advisor to Baker Brothers Life Sciences L.P., pursuant to authority granted to it by Baker Brother Life Sciences Capital L.P., general partner to Baker Brother Life Sciences L.P., and not as the general partner

		by:	Baker Bros. Advisors L.P., management company and advisor to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital L.P., general partner to 667, L.P., and not as the general partner,
by:	Scott Lessing	by:	Scott Lessing
title:	President	title:	President

RA Capital Healthcare Fund, L.P.		RA Capital Management, LLC

/s/ Rajeev Shah		/s/ Rajeev Shah
by:	Rajeev Shah	by:	Rajeev Shah
title:	Authorized Signatory	title:	Authorized Signatory

Tekla Healthcare Investors (1)		Tekla Life Sciences Investors (2)

/s/ Laura Woodward		/s/ Laura Woodward
by:	Laura Woodward	by:	Laura Woodward
title:	Treasurer	title:	Treasurer

Rock Springs Capital Master Fund LP		Tekla World Healthcare Funds (3)

/s/ Graham McPhail		/s/ Laura Woodward
by:	Rock Springs GP LLC	by:	Laura Woodward
its:	General Partner	title:	Treasurer
by:
name:	Graham McPhail
title:	Managing Director
Rock Springs Capital 650 S. Exeter St., Suite 1070 Baltimore, MD 21202

(1) The name Tekla Healthcare Investors is the designation of the Trustees for the time being under an Amended & Restated Declaration of Trust dated April 21, 1987, as amended, and all persons dealing with Tekla Healthcare Investors must look solely to the trust property for the enforcement of any claim against Tekla Healthcare Investors, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of Tekla Healthcare Investors.

(2) The name Tekla Life Sciences Investors is the designation of the Trustees for the time being under a Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with Tekla Life Sciences Investors must look solely to the trust property for the enforcement of any claim against Tekla Life Sciences Investors, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of Tekla Life Sciences Investors.

(3) The name Tekla World Healthcare Fund is the designation of the Trustees for the time being under an Amended & Restated Declaration of Trust dated March 18,2015, and all persons dealing with Tekla World Healthcare Fund must look solely to the trust property for the enforcement of any claim against Tekla World Healthcare Fund, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of Tekla World Healthcare Fund.

Johnson & Johnson Innovation JJDC, Inc.		Blackwell Partners LLC - Series A

/s/ V. Kadir Kadhiresan		/s/ Justin B. Nixon /s/ David R. Shumate
by:	V. Kadir Kadhiresan	by:	Justin B. Nixon
title:	VP, Venture Investments	title:	Investment Manager
DUMAC, Inc. Authorized Agent

		by:	David R. Shumate
		title:	Executive Vice President DUMAC, Inc. Authorized Agent

Novartis Bioventures Ltd.

/s/ H.S. Zivi		/s/ Laurieann Chaikowsky
by:	H.S. Zivi	by:	Laurieann Chaikowsky
title:	Chairman	title:	Authorised Signatory

Coöperatief LSP IV U.A.		Bay City Capital Coöperatief U.A.

/s/ René Kuijten /s/ Joachim Rothe		/s/ K.F.J. Jansen
by:	LSP IV Management B.V.	by:	K.F.J. Jansen
title:	director	title:	director
On behalf of LSP IV Management B.V.
By:	René Kuijten and Joachim Rothe
Title:	director

Pfizer Inc.		Aglaia Oncology Fund B.V.

/s/ Barbara Dalton		/s/ Karl Rothweiler
by:	Barbara Dalton	by:	Aglaia BioMedical Ventures B.V.
title:	Vice President, Venture Capital	title:	director
	Worldwide Business Development	On behalf of Aglaia BioMedical Ventures B.V.
		by:	Karl Rothweiler
		title:	director

Aglaia Oncology Seed Fund B.V.		BioPhrase B.V.

/s/ Karl Rothweiler		/s/ T. Logtenberg
by:	Aglaia BioMedical Ventures B.V.	by:	T. Logtenberg
title:	director	title:	director
On behalf of Aglaia BioMedical Ventures B.V.
by:	Karl Rothweiler
title:	director

Crucell Holland B.V.		Stichting Administratiekantoor Merus

/s/ Maarten Santman		/s/ T. Logtenberg
by:	Maarten Santman	by:	T. Logtenberg
title:	Senior Legal Counsel & Corporate Secretary	title:	director

T. Logtenberg

/s/ T. Logtenberg
by:	T. Logtenberg

Schedule 1.1

Definitions

The below capitalized terms used in the Shareholders Agreement and/or Subscription Agreement shall have the meaning as set forth opposite such term or as defined in the clauses of the Shareholders Agreement and/or Subscription Agreement mentioned opposite such term.

2013 Subscription Agreement	as defined and described in Recital D

A Cap	as defined and described in Clause 3.3.2.2

A-Shareholders	as defined and described in Clause 3.3.2.2

Affiliate Party	any transferee as referred to in Clause 6.2

Agreement	this Shareholders Agreement

Amendment Deed	as defined and described in Clause 2.1

Anti-Corruption Laws	as defined and described in Clause 12.1

Anti-Dilution Protection	as defined and described in Clause 3.3.4.1

B Cap	as defined and described in Clause 3.3.2.1

B-Shareholders	as defined and described in Clause 3.3.2.2

C-Shareholders	as defined and described in Clause 3.3.2.1

Chairman	the chairman of the Supervisory Board

Class A Liquidation Proceeds	as defined and described in Clause 3.3.2.3

Class A Meeting	the meeting of holders of Class A Shares

Class A Shares	the class A shares of the Company

Class B Liquidation Proceeds	as defined and described in Clause 3.3.2.2

Class B Meeting	the meeting of holders of Class B Shares

Class B Shares	the class B shares of the Company

Class C Liquidation Proceeds	as defined and described in Clause 3.3.2.1

Class C Meeting	the meeting of holders of Class C Shares

Class C Shares	the class C shares of the Company

CMC Technical Advisory Board	a panel or other meeting of relevant experts being convened from time to time to advise the Company on the scale-up for clinical and commercial stage manufacturing of the Company’s products

Common Meeting	as defined and described in Clause 9.1

Common-Shareholders	as defined and described in Clause 3.3.2.2

Common Shares	the common shares of the Company

Company	see Parties

Completion	as defined and described in Clause 3.2 of the Subscription Agreement

Confidential Information	as defined and described in Clause 12.9

Conversion Price	as defined and described in Clause 3.3.3.2

Conversion Rate	as defined and described in Clause 3.3.3.2

Convertible Bridge Loan	the convertible bridge loan pursuant to the Convertible Bridge Loan Agreement

Convertible Bridge Loan Agreement	convertible bridge loan agreement between the Company and certain B-Shareholders (or their affiliate) dated 11 June 2015

Dilutive Price	as defined and described in Clause 3.3.4.1

Drag-along Notice	as defined and described in Clause 6.5

Drag-along Right	as defined and described in Clause 6.5

ESOP	the Company’s employee stock option plan, currently the Merus B.V. 2010 Employee option plan.

ESOP Shares	as defined and described in Clause 2.2

Excluded Securities	as defined and described in Clause 3.3.4.2

Exercise Notice	as defined and described in Clause 6.3

FCPA	as defined and described in Clause 12.1

First Tranche Shares	as defined in article 1.1 of the Subscription Agreement

General Meeting	the general meeting of the Company

Individual Loan Amount	the individual loan amount of the Existing Investors as set out in the capitalization table in schedule 2.1 including accrued interest under the Convertible Bridge Loan Agreement

Indirect Shareholders	as defined and described in Clause 6.7

Investors	as defined and described in “Parties” of the Subscription Agreement

Milestone-Based Second Tranche Investment	As defined in article 3.5 of the Subscription Agreement

Investor Majority	As defined in article 3.5 of the Subscription Agreement

Investor Supervisory Directors	as defined and described in Clause 8.1

IPO	as defined and described in Clause 3.3.3.1

Liquidation Event	as defined and described in Clause 3.3.2.1

Management Board	the board of managing directors of the Company

Managing Directors	the managing directors of the Company

Milestone-Based Second Tranche Investment	as defined and described in Clause 3.5 of the Subscription Agreement

New Articles	as defined and described in Clause 2.1

Offer	as defined and described in Clause 6.3

Offered Shares	as defined and described in Clause 6.3

Offerees	as defined and described in Clause 6.3

Options	rights to acquire depositary receipts for Common Shares to be issued by the Company;

Original Issue Price	as defined and described in Clause 3.3.2.1

Party/Parties	the party/parties of this Agreement

Pay to Play	as defined in Clause 3.5 of the Subscription Agreement

Preferred Majority	as defined and described in Clause 3.3.3.1

Preferred Majority Approval Matters	As defined and described in Clause 7.7

Preferred Shareholders	the holders of Class A Shares, Class B Shares and Class C Shares taken together

Preferred Shares	Class A Shares, Class B Shares and Class C Shares taken together

Preferred Supermajority	as defined and described in Clause 3.3.3.1 of the Shareholders Agreement

Proposed Purchaser	as defined and described in Clause 6.3

Proposed Seller	as defined and described in Clause 6.3

Qualifying IPO	as defined and described in Clause 3.3.3.1

Remaining Shares	as defined and described in Clause 6.3

Representative	as defined and described in Clause 12.1

Requisite Board Approval	as defined and described in Clause 3.3.3.2

Right of First Refusal	as defined and described in Clause 6.3

Sale Notice	as defined and described in Clause 6.3

Scientific Advisory Board	a panel or other meeting of relevant experts being convened from time to time to advise the Company on the development and planning for clinical development of the lead programs

Share / Shares	as defined and described in Clause 3.1

Shareholders	as defined and described in Recital C

Stock Option	as defined and described in Clause 11.1

Subscription Agreement	as defined and described in Recital B

Supermajority Supervisory Board Approval Matters	as defined and described in Clause 7.6

Supervisory Board	the board of supervisory directors of the Company

Supervisory Board Approval Matters	as defined and described in Clause 7.6

Tag-along Notice	as defined and described in Clause 6.4

Tag-along Right	as defined and described in Clause 6.4

Target Pair	as defined and described in Clause 12.1

Third Party	any other person or entity that is neither a Party nor an Affiliate Party

Tranche	an instalment of issuance of Class C Shares

Schedule 2.1

Amendment Deed

Schedule 2.3

Capitalization Table

Schedule 4.1

Business Plan

Schedule 7.1

Management Rights Letter

Schedule 11.1a

ESOP

Schedule 12.1.a

FCPA Certification form

Schedule 12.1b

[ROFN Letter Agreement / Nomination Agreement]